As filed pursuant to Rule 424(b)(3)
under the Securities Act of 1933
Registration No. 333-129347

Prospectus

WHITE MOUNTAIN TITANIUM CORPORATION

13,750,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 13,750,000 shares of our common stock, composed of 6,875,000 shares of common stock underlying our outstanding Class A Convertible Preferred Stock convertible at the effective rate of one share of our common stock for each share of the preferred stock converted, and 6,875,000 shares of common stock issuable upon the exercise of outstanding warrants at $1.25 per share.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors, or, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. There will be no underwriter’s discounts or commissions, except for the charges to a selling stockholder for sales through a broker-dealer. All net proceeds from a sale will go to the selling stockholder and not to us. We will pay the expenses of registering these shares.

Our common stock is currently listed on the OTC Bulletin Board under the symbol “WMTM.” On November 20, 2006, the closing sales price as so reported was $0.70 per share.

Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

The date of this prospectus is December 7, 2006

We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

White Mountain Titanium Corporation

White Mountain Titanium Corporation was incorporated under the laws of the State of Nevada on April 24, 1998. Since approximately 2000 we had had no business operations and no source of generating revenues. We were a non-reporting shell company between 2000 and February 2004 when we entered into a reverse acquisition with GreatWall Minerals, Ltd., an Idaho corporation. In February 2004 we merged with GreatWall which had had an on-going interest in the natural resources sector in Chile for several years and in 2003 had entered into an agreement to acquire a core holding of Cerro Blanco mining concessions through its 100% owned Chilean subsidiary, Compañía Minera Rutile Resources Limitada. In September 2005 we completed the purchase of these mining concessions.

These core mining concessions have been added to and now consist of nine fully constituted exploitation mining concessions, and twenty-four exploitation mining concessions in the process of being constituted, over approximately 7,483 hectares located approximately 39 kilometers west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. We are in the exploration stage, which means we are engaged in the search for mineral deposits or reserves which could be economically and legally extracted or produced. We are conducting a drilling campaign and pre-feasibility work in preparation for a feasibility study to determine whether the concessions contain commercially viable ore reserves. If we are successful in obtaining a feasibility study which supports commercially viable ore reserves, we intend to exploit the concessions and to produce titanium dioxide concentrate through conventional open pit mining and minerals processing. Our business plan is to explore solely for titanium deposits or reserves on the Cerro Blanco mining concessions. If this exploration program is unsuccessful, we will be unable to continue operations.

We have produced no revenues, have achieved losses since inception, have no operations, and currently rely upon the sale of our securities to fund our operations. We estimate that our current mineral exploration activities will require $2,363,000 to complete, including exploration and mine planning ($1,062,000); project engineering ($206,000); metallurgical engineering and pilot plant test work ($595,000); environmental and permitting ($275,000) and business development and marketing ($225,000). Based on approved expenditures in our corporate operating budget for the remainder of 2006 ($630,000) and an estimate of general and administrative expense and property holding costs for 2007 ($1,320,000), we anticipate spending a minimum of approximately $1,950,000 through the end of 2007. At October 31, 2006, we had approximately $2,512,643 cash or cash equivalents on hand. Aside from our President, who devotes his full time to our company, and our directors and executive officers that donate a portion of their time to our business, we currently have only one other full-time employee who works as an assistant to Mr. Kurtanjek. And aside from our cash or cash equivalent holdings, marketable securities, and our interest in the Cerro Blanco mining concessions, we have no other assets, such as plant, property, or equipment or other tangible or intangible assets.

On July 11, 2005, we closed the Securities Purchase Agreement with a European institutional investor, Rubicon Master Fund, which is referenced herein as Rubicon, on $5,000,000 in equity financing and issued to Rubicon 6,250,000 shares of Class A Convertible Preferred Stock and common stock purchase warrants to purchase 6,250,000 shares of our common stock. Each share of Class A Convertible Preferred Stock is convertible into our common shares at the effective rate of one share of our common stock for each share of the preferred stock converted and each warrant is exercisable at $1.25 per share at any time through July 11, 2009. The conversion ratio of the Class A Convertible Preferred Stock is determined according to a formula computed by dividing the stated value of the preferred stock, which is designated as $0.80 per share, by the conversion price of the preferred stock, which is designated as $0.80 per share, subject to adjustment in the event of certain transactions. The conversion price is subject to adjustment if we sell shares of our common stock for less than $0.80 per share, grant options or other convertible securities exercisable or convertible at less than $0.80 per share, or in the event of a subdivision or combination of our outstanding shares of common stock. Any sale of our common stock at less than $0.80 per share will result in a reduction of the conversion price equal to the reduced sale price of the common stock.

On September 7, 2005, we amended the Securities Purchase Agreement with Rubicon to include a transaction with Phelps Dodge Corporation, the prior owner of our initial mining concessions, hereafter referred to as Phelps Dodge, in which we issued 625,000 shares of Class A Convertible Preferred Stock and common stock purchase warrants to purchase 625,000 shares of our common stock under identical terms as with Rubicon. These securities were issued in satisfaction of the final payment of $500,000 due to Phelps Dodge in connection with the purchase of the initial Cerro Blanco mining concessions.

On May 5, 2006, we entered into an amendment to the Securities Purchase Agreement with Rubicon and Phelps Dodge. The amendment was necessitated by our inability to obtain effectiveness of the registration statement of which this prospectus is a part by January 31, 2006, as required in the agreement. Pursuant to the amendment, we issued 400,000 shares to Rubicon and 40,000 shares to Phelps Dodge in settlement of the breach of this provision of the agreement by us. In addition, we eliminated any further damages provisions pertaining to the effectiveness of the registration statement and the need to obtain a listing of our common stock on a Canadian exchange. The shares issued to Rubicon and Phelps Dodge have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Pursuant to the terms of the Securities Purchase Agreement that we entered into with Rubicon and Phelps Dodge, we are required to file the registration statement of which this prospectus is a part with the Securities and Exchange Commission and register the resale of the securities included in this prospectus.

Our principal executive offices are located at Suite 2150--1188 West Georgia Street, Vancouver, B.C., Canada V6E 4A2. Our telephone number is (604) 408-2333. Our Internet address is www.wmtcorp.com . The information on our Internet website is not incorporated by reference in this prospectus.

The Offering

Common stock offered by selling stockholders
Up to 6,875,000 shares of common stock underlying Class A Convertible Preferred Stock; and

Up to 6,875,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $1.25 per share.

Common stock to be outstanding after the offering	Up to 30,019,133 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

OTC Bulletin Board trading symbol	WMTM

The above information regarding common stock to be outstanding after the offering is based on 16,269,133 shares of common stock outstanding as of November 14, 2006, and assumes the subsequent conversion of our issued Class A Convertible Preferred Stock and exercise of warrants by our selling stockholders.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Company and its Business:

Our independent auditor has stated there is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of and for the year ended December 31, 2005, were prepared assuming that we would continue as a going concern. Our significant losses from operations as of December 31, 2005, raised substantial doubt about our ability to continue as a going concern. If the going-concern assumption were not appropriate for our financial statements, then adjustments would be necessary to the carrying values of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Since December 31, 2005, we have continued to experience losses from operations. During the nine months ended September 30, 2006, we experienced net losses of $1,289,556. In July 2005 we completed a financing with Rubicon in which we raised $5,000,000 through the sale of preferred stock and warrants and in September 2005 we satisfied our obligation to pay $500,000 for our Cerro Blanco mining concessions through the issuance of preferred stock and warrants. While management believes that these transactions will satisfy our cash needs to complete substantially all of our planned mineral exploration activities through to commissioning a feasibility study on our mining concessions, contingencies may occur which will require additional funding. Our ability to continue as a going concern following the completion of the feasibility study on our mining concessions is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses and stockholders’ deficiency increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have an absence of historical revenues and no current prospects for future revenues. We also have a history of losses which we expect to continue into the future. In the event our current cash resources are insufficient to meet our obligations through the exploration stage, we will either have to suspend or cease operations, in which case you will lose your investment.

We have been engaged in the exploration of minerals for several years and have not generated any historical revenues relating to our mineral exploration activities. Including approximately $1,382,406 of stock-based compensation expense, we have incurred cumulative net losses of $6,937,000 from these activities through September 30, 2006, and anticipate a net loss until we are able to commence principal mining operations, if ever. During this exploration stage we have no source of funding to satisfy our cash needs except for our existing cash resources, which management estimates will be sufficient to meet our cash needs to complete substantially all of our planned mineral exploration activities through to commissioning a feasibility study. The scope and cost of a feasibility study will be dependent upon factors such as plant size and process recovery design, neither of which will be known until further metallurgical testing and product marketing are completed. As such we have no plans for revenue generation and we do not anticipate revenues from operations unless we are able to locate an economic ore body, and are able to sell the concentrate. There is no assurance that managements’ estimates of the costs of exploration are accurate, or that contingences will not occur which will increase the costs of exploration. Even if we locate an ore body, we may not achieve or sustain profitability in the future. If we do not begin to generate revenues or find alternate sources of capital before our current cash resources expire, we will either have to suspend or cease operations, in which case you will lose your investment.

Because of the speculative nature of exploration of mining concessions, and our reliance on a single mining project, there is a substantial risk that our business may fail.

Exploration for minerals is highly speculative and involves substantial risks, even when conducted on properties known to contain significant quantities of mineralization, and most exploration projects do not result in the discovery of commercially mineable deposits of ore. The likelihood of our mining concessions containing economic mineralization or reserves, or our ability to produce a rutile concentrate meeting buyers’ specifications for particle size, concentrate levels, or calcium and impurities, is not assured. The Cerro Blanco property is our only mining project and may not contain any reserves, in which event the funds that we spend on exploration would be lost and we would be forced to cease operations. Our business plan is to explore solely for titanium deposits or reserves on the Cerro Blanco mining concessions. If this exploration program is unsuccessful, we will be unable to continue operations and you will lose your entire investment.

Even if we discover commercial reserves of titanium on the Cerro Blanco property, we may not be able to successfully commence commercial production unless we receive additional funds, for which there is no present arrangements or agreements.

The Cerro Blanco property does not contain any known ore reserves. We estimate that our current operating funds are sufficient to complete all intended exploration of the Cerro Blanco property, but we may encounter contingencies or additional costs not presenting contemplated. We currently do not have any operations and we have no income. As well, we will not receive any funds from this offering. Substantial expenditures are required to establish proven and probable ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore, and to construct mining and processing facilities. If our exploration programs are successful in establishing titanium dioxide reserves of commercial tonnage and grade, we will require additional funds in order to place the mining concessions into commercial production. At present we do not have any source of this additional funding and there is no assurance that we will be able to obtain such financing.

The most likely source of future funds presently available to us to commence commercial production is through the sale of equity capital. However, we do not currently have any arrangements in this regard. Any sale of equity securities will result in dilution to existing shareholders. In the event we are unsuccessful in raising sufficient funds through an equity offering, the only other anticipated alternatives for the financing of commercial production would be to locate a joint venture partner to provide a portion or all of the required financing or through the sale of a partial interest in the Cerro Blanco property to a third party in exchange for cash or production expenditures. We presently have no sources for this type of alternative financing.

Because we have not secured water rights and access to utilities for development of our mining concessions, there is no assurance that we would be able to develop the property.

We are subject to factors beyond our control, such as production costs, including the availability of adequate and cost-effective supplies of electricity, water, and diesel fuel to run the heavy equipment and backup generators. We have no current arrangements to provide electricity, water, or diesel fuel. We are currently in discussions with a local landowner to secure water rights from a river approximately nine miles from our mining concessions. We are also in discussions with the local water authority to pipe water approximately fifteen miles to our site. We have not reached any agreement or arrangement with either source to provide water for our mining concessions, and there is no assurance that we will be able to do so, or that the terms and costs of such arrangement or agreement will be satisfactory to us or within our current operating budget. Our inability to secure these items, or to obtain them at a reasonable cost, could affect our ability to proceed with the project if commercial reserves of titanium are discovered.

Even if we are able to commence commercial production, we do not have any agreements or arrangements for anyone to purchase any titanium dioxide concentrates produced from our mining concessions.

A significant risk affecting the titanium metal industry is the historically divergent fluctuations in demand for titanium. In large part the fluctuations for titanium metal are due to changes in requirements for both military and commercial aircraft. The demand for titanium dioxide pigment is subject to changes in the economy affecting the use of paint and other products using this mineral. We have no control over the demand for titanium. We do not have any agreements or arrangements for the sale of any titanium dioxide concentrate mined from our property, should commercial production commence. If the market for titanium and pigments experiences a down-turn, we may not be able to find a market for our titanium dioxide concentrate or sell it at commercially acceptable prices which would justify continuing operations. In such event, we may be required to suspend or terminate any production operations.

Commodity prices, including those for industrial minerals such as titanium dioxide, are subject to fluctuation based on factors that are not within our control, and a significant reduction in the commodity price for titanium dioxide could have a material negative impact on our ability to continue our exploration of our mining concessions or to raise operating funds.

Titanium dioxide pigment is used in a number of products, primarily paint and coatings, paper, and plastics, while titanium metal is used largely in the commercial airline, aerospace and defense industries. Any decline in the economy of these products or industries could have a material impact on the value of titanium. In addition, there are newly developing low-cost methods for developing titanium metal which may have an impact on the price of titanium. Also, there are existing lower-cost substitutes for titanium. For example, titanium competes with aluminum, composites, intermetallics, steel, and super alloys in high-strength applications. There are also a number of lower-cost ores which can be substituted for titanium in applications that require corrosion resistance or which can be used as a white pigment. Management is unable to presently predict the effect a decline in the economy or the use of titanium substitutes may have on the price of titanium in the future.

We have no full-time employees, other than our President and his assistant, and are dependent on our directors, officers and third-party contractors. We do not have long-term agreements with any of these parties and the loss of current management, or the inability to retain suitable third-party contractors, could delay our business plan or increase the costs associated with our plan.

Other than our President, Michael Kurtanjek, and his assistant, we have no full-time employees and rely heavily and are wholly dependent upon the personal efforts and abilities of our other officers and directors, each of whom, excepting our President, devotes less than all of his or her time and efforts to our operations. Because these individuals work only part-time, instances may occur where the appropriate individuals are not immediately available to provide solutions to problems or address concerns that arise in the course of us conducting our business and thus adversely affect our business. The loss of any one of these individuals could adversely affect our business. We have consulting agreements with an entity partly owned by Brian Flower, our Chairman, and with another, family owned entity of Howard Crosby, one of our directors, but save for a non-exclusive consulting agreement with Michael Kurtanjek, our President, and a management services agreement with Charles E. Jenkins, our Chief Financial Officer, we do not have employment agreements directly with any of our officers or directors. We also do not maintain key-man insurance on any of them. We may not be able to hire and retain such personnel in the future to replace these individuals if they become unavailable for any reason.

We will also be dependent upon the services of outside geologists, metallurgists, engineers, and other independent contractors to conduct our drilling program, develop our pilot plant, and conduct the various studies required to complete exploration of our mining concessions. In addition, we do not have any agreements or arrangements for the necessary managers and employees who will be necessary to operate the mine if commercial production commences. We do not have any existing contracts for these services or employees.

If we are able to commence commercial production, we will be in competition with a number of other companies, most of which are better financed than are we.

The market for titanium dioxide, as with other minerals, is intensely competitive and dominated, in this case, by a small number of large, well-established and well-financed companies, including Iluka Resources Inc., a subsidiary of Iluka Resources Ltd., Richards Bay Iron and Titanium Pty. Ltd., QIT-Fer et Titane Inc., and Titania A/S, which represent the world leaders in production of titanium mineral concentrates, as well as smaller titanium producers. All of the major competitors have longer operating histories and greater financial, technical, sales and mining resources than do we. Management cannot guarantee that should we commence mining operations, we will be able to compete successfully against other current mining companies.

Risks Relating to Our Current Financing Arrangements:

There are a large number of shares underlying our Class A Convertible Preferred Stock and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of November 14, 2006, we had 16,269,133 shares of common stock issued and outstanding, 6,875,000 outstanding shares of Class A Convertible Preferred Stock issued in July and September 2005 that may be converted into an estimated 6,875,000 shares of common stock, outstanding warrants issued in July and September 2005 to purchase 6,875,000 shares of common stock, and outstanding warrants issued in July 2005 to purchase 300,000 shares of common stock.  In addition, the number of shares of common stock issuable upon conversion of the outstanding shares of Class A Convertible Preferred Stock and exercise of the warrants issued in July and September 2005 may increase if we sell securities below the current conversion price of the Class A Convertible Preferred Stock and the exercise price of these warrants. All of the shares issuable upon conversion of the Class A Convertible Preferred stock and warrants issued in July and September of 2005 are included in this prospectus. All of the warrants issued in July 2004 and July 2005 are immediately exercisable. The sale of these shares may adversely affect the market price of our common stock.

Risks Related to Our Common Stock:

Because our shares are designated as Penny Stock, broker-dealers will be less likely to trade in our stock due to, among other items, the requirements for broker-dealers to disclose to investors the risks inherent in penny stocks and to make a determination that the investment is suitable for the purchaser.

Our shares are designated as “penny stock” as defined in Rule 3a51-1 promulgated under the Exchange Act and thus may be more illiquid than shares not designated as penny stock. The SEC has adopted rules which regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are defined generally as non-NASDAQ equity securities with a price of less than $5.00 per share; that are not traded on a “recognized” national exchange; or in issuers with net tangible assets less than $2,000,000, if the issuer has been in continuous operation for at least three years, or $10,000,000, if in continuous operation for less than three years, or with average revenues of less than $6,000,000 for the last three years. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules. Since our securities are subject to the penny stock rules, investors in the shares may find it more difficult to sell their shares. Many brokers have decided not to trade in penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The reduction in the number of available market makers and other broker-dealers willing to trade in penny stocks may limit the ability of purchasers in this offering to sell their stock in any secondary market. These penny stock regulations, and the restrictions imposed on the resale of penny stocks by these regulations, could adversely affect our stock price.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect common stockholders.

Under our articles of incorporation, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, only 6,875,000 of which are issued and outstanding as of the date of this prospectus, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock could be adversely affected. The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock. Preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for our common stock. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the common stock holders receive any distribution of the liquidated assets. We have no current plans to issue any additional shares of preferred stock.

We have not paid, and do not intend to pay, dividends and therefore, unless our common stock appreciates in value, our investors may not benefit from holding our common stock.

We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the price paid for the stock by these investors.

The public trading market for our common stock is a volatile one and will likely result in higher spreads in stock prices.

Our common stock is trading in the over-the-counter market and is quoted on the OTC Bulletin Board and on the Pink Sheets. The over-the-counter market for securities has historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as our ability to implement our business plan pertaining to the Cerro Blanco mining concessions in Chile, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock. In addition, the spreads on stock traded through the over-the-counter market are generally unregulated and higher than on the NASDAQ system or on exchanges, which means that the difference between the price at which shares could be purchased by investors on the over-the-counter market compared to the price at which they could be subsequently sold would be greater than on these exchanges. Significant spreads between the bid and asked prices of the stock could continue during any period in which a sufficient volume of trading is unavailable or if the stock is quoted by an insignificant number of market makers. We cannot insure that our trading volume will be sufficient to significantly reduce this spread, or that we will have sufficient market makers to affect this spread. These higher spreads could adversely affect investors who purchase the shares at the higher price at which the shares are sold, but subsequently sell the shares at the lower bid prices quoted by the brokers. Unless the bid price for the stock increases and exceeds the price paid for the shares by the investor, plus brokerage commissions or charges, the investor could lose money on the sale. For higher spreads such as those on over-the-counter stocks, this is likely a much greater percentage of the price of the stock than for exchange listed stocks. There is no assurance that at the time the investor wishes to sell the shares, the bid price will have sufficiently increased to create a profit on the sale.

The prior issuance of 400,000 shares to Rubicon and 40,000 shares to Phelps Dodge in May 2006 may have been issued without a valid exemption from registration which may subject us to rescission of the issuance of the shares and potential liability in the event an exemption from registration is not available for the issuance.

Our Securities Purchase Agreement with Rubicon and Phelps Dodge required that this Registration Statement be effective by January 31, 2006, and that we file a prospectus in Canada. In May 2006 we amended the Securities Purchase Agreement and issued 400,000 shares to Rubicon and 40,000 shares to Phelps Dodge, the selling shareholders in this offering, in lieu of liquidated damages and for extending the registration period to September 30, 2006, and eliminating the Canadian filing requirement. These 440,000 shares may not have been eligible for an exemption from registration under the Securities Act of 1933. In the absence of such an exemption, these parties could bring suit against us to rescind their share purchases, in which event we could be liable for rescission payments to these persons.

We entered into the amendment to the Securities Purchase Agreement on May 5, 2006, after the initial filing of this Registration Statement on October 31, 2005. We believed that the offer and sale of these shares to Rubicon and Phelps Dodge shares was exempt from registration under the Securities Act and under applicable state securities laws pursuant to Section 4(2) or 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The offer and sale of the shares were made some seven months after the original sale of the preferred shares and warrants to the same parties. We did not offer securities to any new investors, nor were we receiving proceeds from the issuance of these additional shares. The offer was made solely in response to settlement of the liquidated damages requirements of the Securities Purchase Agreement.

All of the 440,000 shares of our common stock issued to Rubicon and Phelps Dodge have been removed from this Registration Statement. Notwithstanding the foregoing, questions have been raised by the SEC as to the availability of the claimed exemptions. In the event we are found to have offered and sold such shares in transactions for which exemption from registration was not available, such shares may have been offered in violation of the registration provisions of Section 5 of the Securities Act. In that event, Rubicon and Phelps Dodge may have rescission rights to recover their purchase price, plus interest and attorney’s fees, depending upon their state of residence.

If we were to rescind the sale of the shares to Rubicon and Phelps Dodge, we would be liable for liquidated damages since January 31, 2006, equal to $50,000 per month to Rubicon and $5,000 per month to Phelps Dodge for failure to meet the registration deadlines in the Securities Purchase Agreement. Through July 31, 2006, these damages could be as much as $330,000, plus interest at the rate of 1.5% per month. As of October 31, 2006, we had approximately $2.5 million cash on hand. Therefore, if Rubicon or Phelps Dodge sued for rescission, we would have sufficient funds to pay the liquidated damages provision, and any attorney’s fees or interest penalties, but the payment would have a material effect on our financial condition. Since we entered into the amendment to the Securities Purchase Agreement, we have not been threatened by either Rubicon or Phelps Dodge. However, notwithstanding the fact that the 440,000 shares of our common stock have been removed from this Registration Statement which was declared effective by the SEC on August 14, 2006, the SEC is not foreclosed from taking any enforcement action with respect to the filing and we may not assert the declaration of effectiveness as a defense in any proceeding initiated by the SEC.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted on the OTC Bulletin Board and on the Pink Sheets under the symbol “WMTM.” The table below sets forth for the periods indicated the range of the high and low bid information as reported by a brokerage firm and/or as reported on the Internet. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	Quarter	High	Low
FISCAL YEAR ENDED
DECEMBER 31, 2004	First	$2.00	$0.30
	Second	$1.75	$1.40
	Third	$1.65	$1.42
	Fourth	$1.65	$1.40

FISCAL YEAR ENDED
DECEMBER 31, 2005	First	$1.55	$0.99
	Second	$1.15	$0.65
	Third	$1.15	$0.96
	Fourth	$1.11	$0.65

FISCAL YEAR ENDING
DECEMBER 31, 2006	First	$1.10	$0.70
	Second	$0.90	$0.63
	Third	$0.84	$0.58

At November 14, 2006, we had outstanding the following options or warrants to purchase, or securities convertible into, our common shares:

•
6,875,000 shares of Class A Convertible Preferred Stock, which are convertible into 6,875,000 shares of our common stock, and common stock purchase warrants to purchase 6,875,000 shares of our common stock. All of these shares of common stock are included in the registration statement of which this prospectus is a part for resale by the selling stockholders herein.

•
Options to purchase 1,650,000 shares of our common stock, all but 100,000 of which are subject to our existing stock option plan. Of the outstanding options, 1,387,500 are fully vested and immediately exercisable. Exercise prices of the options range from $0.60 to $2.00.

•	300,000 common stock purchase warrants exercisable immediately at $1.25 per share through July 7, 2009.

We have granted registration rights to the selling stockholders herein, as well as the shares of common stock underlying the outstanding shares of Class A Convertible Preferred Stock and the shares of common stock underlying the 6,875,000 warrants in the registration statement of which this prospectus is a part. In addition, we have granted registration rights for the shares underlying options to purchase 100,000 shares. These shares are not included in the registration statement of which this prospectus is a part but will be included in the next appropriate registration statement filed by us. We also have not proposed to publicly offer any shares of our common stock in a primary offering.

Determination of Offering Price

Management determined the range of the high and low offering price of the shares based on the conversion price of the Series A Preferred Stock and the historical bid and ask prices of the common stock on the Pink Sheets.

Holders

At November 14, 2006, we had approximately 106 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. We have appointed Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, to act as the transfer agent of our common stock.

Dividends

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth as of the most recent fiscal year ended December 31, 2005, certain information with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and (b)) (c)
Equity compensation plans approved by security holders	-0	-	-0	-	-0	-
Equity compensation plans not approved by security holders	1,300,000	(1)	$0.93		1,840,000
	7,175,000	(2)	$1.25		-0	-
Total	8,475,000		$1.20		1,840,000

(1) These options were granted pursuant to our stock option plan adopted in August 2005. See Note 8(d) of our annual financial statements included in this prospectus.

(2) These shares are issuable pursuant to common stock purchase warrants exercisable at $1.25 per share at any time through July 11, 2009.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical facts, including, but not limited to, statements found in the section entitled “Risk Factors,” are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position, potential growth opportunities, potential operating performance improvements, ability to retain and recruit personnel, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “will,” “should,” “anticipates,” “expects,” “could,” “plans,” or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such forward-looking statements.

Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this prospectus. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to, the cyclicality of the titanium dioxide industry, global economic and political conditions, global productive capacity, customer inventory levels, changes in product pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions and operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities). Mining operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air and water quality standards, pollution and other environmental protection controls, all of which are subject to change and are becoming more stringent and costly to comply with. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those expected. We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

The risk factors discussed in “Risk Factors” could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks and uncertainties that we are unable to predict at this time or that we do not now expect to have a material adverse impact on our business.

MANAGEMENT’S PLAN OF OPERATION

We are a mineral exploration company. We are in the exploration stage, which means we are engaged in the search for mineral deposits or reserves which could be economically and legally extracted or produced. Our primary expenditures at this stage consist of acquisition and exploration costs and general and administration. We have produced no revenues, have achieved losses since inception, have no operations, and currently rely upon the sale of our securities to fund our operations.

Plan of Operation

We completed the acquisition of an undivided interest in the Cerro Blanco property in September 2005. Exploration drilling by us and the previous owner has defined rutile mineralization. Metallurgical test work performed by Lakefield Research has demonstrated that this mineralization can be concentrated to a level meeting buyer specifications and can be produced using a conventional flotation process. Over the next twelve months we have two principal objectives: to advance the project towards a final engineering feasibility level and to secure off-take contracts for the planned rutile concentrate output. In order to achieve the first objective, we have commenced an exploration program consisting mainly of infill and step out drilling, grade variability studies and regional reconnaissance in search of possible extensions to the mineralization and geologic modelling. We will also conduct metallurgical tests on samples we believe are representative of rutile mineralization on the property. These tests will allow us to better determine recovery characteristics of the contained rutile mineralization and make further refinements to the process design. We will continue to collect base line field data for eventual input into an environmental impact assessment and advance permit applications on an as required basis. With respect to the second objective, we intend to execute a marketing program with potential buyers of rutile, and have engaged a consultant to conduct a preliminary evaluation of the market. The marketing program will include provision for testing of samples of Cerro Blanco rutile concentrates at the buyers’ operations and, subject to technical acceptability, ending with the negotiation of off-take contracts. On a year over year comparative basis, our activity in 2006 is budgeted to closely track that of 2005 with similar levels of expenditure across all areas except for exploration (where 2006 expenditures are forecast to exceed $1,000,000 with the advancement of a diamond drilling program), marketing, investor relations and promotion where expenditures are budgeted to exceed 2005 levels.

Based on our 2006 corporate operating budget projections, we believe we can satisfy our cash requirements to meet the objectives set out above as well as fund general and administrative expense for the next twelve months from funds on deposit. We anticipate the need to raise additional funds in the next twelve months to take the project to final feasibility. The closing balance for funds on deposit as at December 31, 2005, was $4,116,412 and at October 31, 2006 budgeted expenditures had reduced this balance to approximately $2,512,643. We are currently budgeting approximately $119,000 per month on average to fund our operations through to the end of 2006 and anticipate our monthly expenditures will average approximately $109,000 over the next twelve months. These amounts include costs associated with outstanding commitments under various consulting agreements. We believe that our current capital resources are sufficient to fund our planned operations for a period of no less than twelve months from September 30, 2006. With the exception of funds on deposit, we have no other sources of committed funds, except for outstanding warrants for which there are no commitment to exercise. Should we decide - or be required - to substantially increase our expenditures over those contained in the approved 2006 operating budget, the most likely source of new funds would be an equity placement of common shares.

With respect to the current engineering status of the project, a considerable body of engineering design and process engineering work has already been completed, both by us and previous owners, for the development of a large open pit mine and milling operation. The extent to which this engineering work could be incorporated into a feasibility study will depend factors such as optimal plant sizing and configuration based on product volumes and specifications set out in off-take contracts and process design, the latter to be determined by refinements coming out of this year's metallurgical test work and ultimately pilot scale testing. With off-take contracts in hand, we would undertake a program of drilling to provide data for mine planning and design; a pilot scale metallurgical test to provide data for final process design engineering; an environmental impact assessment and permitting program and commission a feasibility study. As some of these activities would be undertaken in tandem, we believe a feasibility study could be completed within twelve to fourteen months of us receiving off-take contracts, subject to the availability of funds, personnel and equipment. We estimate the cost to take the project to the point of commissioning a final engineering feasibility study at $2,363,000. This figure, which includes technical and marketing programs undertaken in 2006 but excludes general and administrative expense, is comprised of exploration and mine planning ($1,062,000); project engineering ($206,000); metallurgical engineering and pilot plant test work ($595,000); environmental and permitting ($275,000) and business development and marketing ($225,000). We believe we currently do not have sufficient capital to complete a feasibility study and estimate that by approximately 2008 we will require an additional $1,000,000 to do so.

In July 2005, we entered into a funding agreement with Rubicon Master Fund to provide $5,000,000 in equity funding. In September 2005, we amended the agreement to add Phelps Dodge to the agreement and to satisfy a $500,000 final payment on our Cerro Blanco rutile property. The agreement with these parties provides for liquidated damages if we do not meet certain requirements, including the filing and effectiveness of a registration statement, and the filing of a prospectus in Canada. We were required under the agreement to obtain effectiveness of the registration statement and the filing of the prospectus in Canada by January 31, 2006, which deadline was not met. As a result, we had an obligation to pay to the parties 1% of the purchase price paid by each party for each month these requirements were not met. We negotiated a revision to the agreement in May 2006 which required us to obtain effectiveness of the registration statement by September 30, 2006, and eliminated the requirement to file a prospectus in Canada. As consideration for amending the agreement, we issued 400,000 shares of common stock to Rubicon and 40,000 shares to Phelps Dodge. We filed an SB-2 Registration Statement with the United States Securities and Exchange Commission that was declared effective on August 14, 2006.

Summary of Financial Results

We recorded a loss at December 31, 2005, of $2,642,954 ($0.17 per share) compared to a loss of $2,173,509 ($0.15 per share) at December 31, 2004, and a loss of $830,981 ($0.22 per share) at December 31, 2003. The loss in 2005 was attributed to general and administrative costs of $1,219,089 and exploration expenditures of $475,649. The loss in 2004 was attributed to general and administrative costs of $1,015,599, exploration expenditures of $452,576. The loss in 2003 was attributed to general and administrative costs of $113,768, exploration expenditures of $706,013 and excludes the excess of the purchase price over net assets acquired on recapitalization of $365,607. We also recorded a loss of $1,289,556 ($0.08 per weighted average common share outstanding, $0.06 per common share when a portion of the loss is allocated to preferred shares) for the nine months ended September 30, 2006, compared to a loss of $1,447,274 ($0.09 per share) for the comparable prior year period. This 12% decrease in loss in the current year is attributable to a decrease in stock based compensation of $261,325 due to relatively lower issuances of stock options this year, and an increase in interest income of $96,536 due to funds from our most recent financing being held on deposit. Offsetting this was an increase in exploration expenditures and related professional fees, consulting and management fees and travel, vehicle and insurance costs. In addition there was an increase in expenditure on investor relations and licenses and taxes on the property and costs associated with the registration statement.

The significant components for the general and administrative costs for 2005 were consulting and management fees of $241,054, (2004 - $365,386 and 2003 - $11,910), professional fees of $383,644 (2004 - $185,896 and 2003 - $44,750), travel and vehicle expenses of $177,196 (2004 - $133,595 and 2003 - $27,681) and wages and benefits of $228,000 (2004 - $164,034 and 2003 - $0.00). The single largest cost increase for the nine months ended September 30, 2006 is attributable to exploration expenditures which rose to $543,877 versus $348,914 for the comparable interim period in the previous year, an increase of $194,963. The significant components for general and administrative costs for the nine months ended September 30, 2006 and the comparable interim period in the preceding year were consulting and management fees of $257,584 ($342,755); professional fees of $245,956 ($255,125); insurance costs of $33,938 ($738); investor relations, advertising and promotion of $68,751 ($35,853) licenses, taxes and filing fees of $48,552 ($23,577) and travel and vehicle expenses of $109,742 ($99,310). The increases were generally attributable to the increased exploration activity during the first three quarters of 2006 as compared with the prior year period.

Pursuant to an agreement dated September 5, 2003, our wholly owned Chilean subsidiary, Compañía Minera Royal Silver Limitada, acquired a 100% interest in mineral concessions collectively known as the Cerro Blanco rutile property for a total consideration of $650,000. We made aggregate payments of $150,000 in accordance with the agreement and as at December 31, 2004, $500,000 remained due on September 4, 2005 under a note payable to Phelps Dodge.

On July 11, 2005, we completed an equity placement of 6,250,000 shares of Class A Convertible Preferred Stock and a like number of common share purchase warrants at a price of $0.80 per unit for total proceeds of $5,000,000.

On September 7, 2005, we settled the remaining debt for equity by converting the $500,000 due at a price of $0.80 per unit and issued to Phelps Dodge 625,000 shares of Class A Convertible Preferred Stock and a like number of common share purchase warrants as payment in full.

Our principal objective is to complete a feasibility study on the Cerro Blanco property. Management estimates that approximately $2,363,000 will need to be expended on the project prior to commissioning a feasibility study.

Off-Balance Sheet Arrangements

As of September 30, 2006, the Company did not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29.” The guidance in APB Opinion No. 29, “Accounting for Non-monetary Transactions,” is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The provisions of SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

In May 2005, FASB issued SFAS No. 154 “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This Statement replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principles. This statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2005, FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligation,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management does not believe the adoption of FIN 47 will have a material effect on our financial position, results of operations or cash flows.

CHANGES IN ACCOUNTANTS

On July 29, 2005, we engaged Smythe Ratcliffe, LLP, as our independent auditors for the years ended December 31, 2003 and 2004. The decision to retain Smythe Ratcliffe was made by the Board of Directors. Neither we, nor anyone on our behalf, has consulted Smythe Ratcliffe regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, and neither written nor oral advice was provided by Smythe Ratcliffe that was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue.

BUSINESS AND PROPERTIES

Overview

White Mountain Titanium Corporation is an exploration stage company, which means we are engaged in the search for mineral deposits or reserves which could be economically and legally extracted or produced. Although incorporated in the State of Nevada on April 24, 1998, our company was reorganized in February 2004 as a result of the reverse merger of GreatWall Minerals Ltd., an Idaho corporation, into Utah Networking Services, Inc., a Nevada Corporation. GreatWall had had an ongoing interest in the natural resources sector in Chile for several years prior to the merger and in 2003 had entered into an agreement with Phelps Dodge to acquire the Cerro Blanco rutile registered exploitation mining concessions. The agreement was executed by GreatWall through its wholly owned subsidiary, Compañía Minera Rutile Resources Limitada. Utah Networking Services, Inc. had been previously engaged in business of providing internet services but had refocused its business on the natural resources industry in March 2002. The merger was approved by the shareholders of both companies on January 26, 2004, and was completed on February 10, 2004. The newly reorganized company was subsequently renamed White Mountain Titanium Corporation.

On or about September 5, 2003, Compañia Minera Rutile Resources Limitada, formally known as Minera Royal Silver Limitada, a subsidiary of GreatWall at the time, and Compania Contractual Minera Ojos del Salado, a Chilean operating subsidiary of Phelps Dodge Corporation, entered into a Transfer of Contract and Mortgage Credit agreement for the purchase by GreatWall’s subsidiary of the initial nine mining registered exploitation concessions located in Chile for which Compania Contractual Minera Ojos del Salado held a mortgage. Pursuant to the transfer agreement, Compania Contractual Minera Ojos del Salado sold and transferred its mortgage right to the mining concessions to GreatWall’s subsidiary. Subject to the terms of the transfer agreement, Compañia Minera Rutile Resources Limitada was obligated to pay $650,000 to Compania Contractual Minera Ojos del Salado for its transfer of the mortgage to GreatWall’s subsidiary, payable $50,000 within thirty days of the transfer agreement, $50,000 on March 5, 2004, and $50,000 on September 5, 2004, and was obligated to pay $500,000 on September 4, 2005, which date was extended by mutual consent of the parties to September 9, 2005. The original transfer agreement was negotiated between the management of GreatWall and Phelps Dodge, and as a result of the merger of GreatWall into our company, Compañia Minera Rutile Resources Limitada became our wholly owned subsidiary. The initial payment of $50,000 was paid by GreatWall prior to its merger into our company in February 2004. The subsequent payments of $50,000 each on March 5, 2004, and September 5, 2004, were paid by us. Prior to the final payment, Compania Contractual Minera Ojos del Salado transferred by dividend the right to receive the final payment from our Chilean subsidiary to its parent corporation, PD Ojos del Salado, Inc., a Delaware corporation, and PD Ojos del Salado, Inc. subsequently transferred by dividend the right to receive the final payment from to its parent corporation, Phelps Dodge. In September 2005, we completed a debt conversion agreement with Phelps Dodge whereby we issued 625,000 shares of Class A Convertible Preferred Stock and warrants to purchase 625,000 shares of our common stock as consideration for the final payment of $500,000 owed under the property payment schedule.

The Cerro Blanco property is located in the coastal mountain range of Region III in northern Chile. The property is comprised of nine fully constituted exploitation mining concessions, and twenty-four exploitation mining concessions in the process of being constituted, over approximately 7,483 hectares. If our exploration of the mining concessions proves successful, we intend to exploit the concessions through conventional open pit mining and minerals processing to produce a high-grade rutile concentrate. We believe that a ready market currently exists for a high-grade rutile concentrate. Rutile, a titanium dioxide mineral, is the preferred feedstock for producing titanium dioxide powder which, in turn, is a key ingredient in the paint, plastics, and paper industries worldwide owing to its high refractive index, opacity, and the purity of its white color. It is also the component of titanium metal used primarily in the aviation industry.

Our sole business plan is to explore for titanium deposits or reserves on the Cerro Blanco mining concessions. If this exploration program is unsuccessful, we will be unable to continue operations.

Titanium Industry and Market Overview

Overview

Titanium is the ninth most abundant element, making up about 0.6% of the earth’s crust. Titanium occurs primarily in the minerals anatase, brookite, ilmenite, leucoxene, perovskite, rutile, and sphene. Of these minerals, only rutile, ilmenite and leucoxene, an alternation product of ilmenite, have significant economic importance. Both rutile and ilmenite are chemically processed to produce both titanium dioxide powder and titanium metal.

Approximately 95% of titanium is consumed in the form of titanium dioxide powder, primarily as a white pigment in paints, paper, and plastics. Titanium dioxide pigment is characterized by its purity, refractive index, particle size, and surface properties. The superiority of titanium dioxide as a white pigment is due mainly to its high refractive index and resulting light-scattering ability, which impart excellent hiding power and brightness.

Titanium metal is well known for its corrosion resistance, high strength-to-weight ratio, and high melting point. Accordingly, titanium metal is used in sectors, such as the aerospace industry, where such considerations are extremely important.

Our business is currently focused on the mining concessions which constitute the Cerro Blanco property. These concessions indicate a hard rock rutile deposit as opposed to ilmenite laden mineral sands deposits held by most of our competitors. Rutile generally has higher percentages of titanium oxide.

Industry Background

The bulk of the world’s titanium is used as the metal oxide, titanium dioxide (TiO2). The chemically processed titanium ore, whether rutile or ilmenite based, is turned into pure titanium dioxide and used as a brilliant white pigment which imparts whiteness and opacity to paint, plastics, paper and other products. The use of titanium dioxide as a color carrier has grown over the last 40 years, since the use of white lead-based paints was banned throughout the world for health reasons. Titanium dioxide is chemically inert, which gives it excellent color retention. It is thermally stable, with a melting point at 1,668ºC, which makes it suitable for use in paints and products that are designed to withstand high temperatures. It is as strong as steel but is only 60% its density, and resists corrosion, including sea water and chlorine.

The table below gives a summary of distribution and end-uses on an industry by industry basis for TiO2.

U.S. Distribution of TiO2 pigment shipments by industry: 2004

Industry	Percent
Paint, varnish, lacquer	53.6%
Plastics	16.0%
Paper	27.2%
Other*	3.2%

* Includes agricultural, building materials, ceramics, coated fabrics and textiles, cosmetics, food, paper and printing ink

The table below gives a broad picture of principal uses for titanium dioxide.

Uses of Titanium Dioxide

Industry	Use
Paints & Pigments	Paints, coatings, lacquer, varnishes, to whiten and opacity polymer binder systems, to provide coating and hiding power, and to protect paints from UV radiation and yellowing of the color in sunlight.

Plastics
To ensure high whiteness and color intensity, and increase plastic impact strength in such items as window sections, garden furniture, household objects, plastic components for the automotive industry.

Paper	Additive to whiten and opacity the paper.

Cosmetics	Protection against UV radiation in high-factor sun creams; to give high brightness and opacity in toothpaste and soaps.

Food	High brightness and opacity in foods and food packaging.

Pharmaceuticals	High chemical purity titanium dioxide is used as a carrier and to ensure brightness and opacity.

Printing Inks	Protection against fading and color deterioration.

Other	Titanium dioxide is used in chemical catalysts, wood preservation, rubber, ceramics, glass, electroceramics, welding fluxes, and high temperature metallurgical processes.

In 2004, an expanding world economy and industrial growth in China led to strong demand for titanium mineral concentrates, titanium metal and titanium dioxide (TiO2) pigment. Gross production of titanium mineral concentrates decreased slightly compared with that of 2003. However, on the basis of TiO2 content, global production of titanium mineral concentrates was estimated to have increased slightly compared with that of 2003.

The following table sets forth the estimated world reserves of titanium minerals based upon global resources of titanium minerals.

World Reserves of Ilmenite and Rutile (‘000t TiO2)

Country	Ilmenite	Rutile
Australia	130,000	19,000
Canada	31,000	-
India	85,000	7,400
Norway	37,000	-
South Africa	63,000	8,300
Ukraine	5,900	2,500
US	6,000	400
Other	15,000	8,100

Source: U.S. Geological Survey, Mineral Commodity Summaries, January 2006 found online at http://minerals.er.usgs.gov/minerals/pubs/commodity/titanium/timinmcs06.pdf

Titanium Pigment Production

Mining of titanium minerals is usually performed using surface methods like dredging and dry mining and gravity spirals. Ilmenite is often processed to produce a synthetic rutile.

The most widely used processes available for the manufacture of titanium dioxide pigment are the sulphate and chloride processes. Commercially manufactured titanium dioxide pigment is available as either anatase-type or rutile-type, categorized according to its crystalline form, regardless of whether it is made from the mineral rutile. Anatase pigment is currently made by sulphate producers only, while rutile pigment is made by both the chloride and the sulphate processes. The decision to use one process instead of the other is based on numerous factors, including raw material availability, freight, and waste disposal costs.

Anatase and rutile pigments, while both are white, have different properties and thus have different end-uses. For example, rutile pigment is less reactive with the binders in paint when exposed to sunlight than is the anatase pigment and is preferred for use in outdoor paint. Anatase pigment has a bluer tone than rutile, is somewhat softer, and is used mainly in indoor paints and in paper manufacturing. Depending on the manner in which it is produced and subsequently finished, TiO2 pigment can exhibit a range of functional properties, including dispersion, durability, opacity, and tinting.

In the chloride process, rutile is converted to TiCl4 by chlorination in the presence of petroleum coke. TiCl4 is oxidized with air or oxygen at about 1000ºC, and the resulting TiO2 is calcined to remove residual chlorine and any hydrochloric acid that may have formed in the reaction. Aluminum chloride is added to the TiCl4 to assure that virtually all the titanium is oxidized into the rutile crystal structure. The process is conceptually simple but poses a number of significant chemical engineering problems because of the highly corrosive nature of chlorine, chlorine oxides and titanium tetrachloride at temperatures of or higher.

In the sulphate process, ilmenite or titanium slag is reacted with sulfuric acid. Titanium hydroxide is then precipitated by hydrolysis, filtered and calcined. This is a process involving approximately 20 separate processing steps. Because sulphate technology is predominantly a batch process, it is possible to operate one part of a sulphate process plant while another part is shut down for maintenance. To some extent, stocks of intermediate reaction products can be allowed to build up, awaiting further processing downstream at some later time. It is also possible that a sulphate process plant can be run at 60-80% capacity utilisation fairly easily if necessary, simply by switching off one or more of its calciners.

Synthetic rutile is formed by removing the iron content from ilmenite, thereby concentrating the titanium dioxide content to at least 90%. In this way, ilmenites can be upgraded to chloride route feedstocks and used as a substitute for rutile.

For 2004, U.S. consumption of ilmenite and titaniferous slag was more than three times that of both natural and synthetic rutile.

Demand for Titanium Pigment

An assessment of U.S. Geological Survey historical data (Titanium Minerals Handbook, 1970-2005) shows that world demand for titanium dioxide pigments showed practically unbroken annual growth from 1.6 million tons (Mt) in 1970 to 3.9Mt in 2000. It declined to 3.7Mt in 2001 but rebounded to around 4Mt in 2002, with sales increasing by around 6.6% and a further rise of 3.2% in 2003. World consumption of titanium dioxide pigment was estimated to be 4.6 million metric tons in 2004, an 8% increase compared with consumption in 2003. According to the U.S. Geological Survey Mineral Industry Surveys, titanium mill product shipments in 2004 were approximately 19,300 metric tons and in 2005 were approximately 23,800 metric tons, a 23% increase compared with the shipments in the previous year.

Titanium Dioxide Prices

The 2004 year end published price range for bulk rutile mineral concentrates was US$430 to US$480 per metric ton, a moderate increase compared with that of 2003. Year end prices of ilmenite concentrate ranged from US$72 to US$90 per ton for 2004. Based on U.S. Customs Service data, year end unit value of slag imports ranged from US$347 to US$466 per ton in 2004.

As capacity utilization rates for TiO2 pigment plants rose, 2004 year end published prices for anatase and rutile grade pigment increased moderately compared with those of 2003. The U.S. Department of Labor, Bureau of Labor Statistics producer price index for TiO2 pigment increased to 148.9 in December 2004 from 146.1 in December 2003.

Competition

Once in production we will compete with a number of existing titanium dioxide concentrate producers, including Iluka Resources Inc., Richards Bay Iron and Titanium Pty. Ltd., QIT-Fer et Titane Inc., and Titania A/S as well as other projects proposed for development. Each of the existing producers has an operating history as well as proven reserves and resources; however the majority of their collective production is in the form of ilmenite or synthetic rutile, not rutile.

Management believes that the location of the Cerro Blanco property may provide a significant advantage in competing with other producers of titanium. In addition to good road transport links, power and water, a port facility capable of handling 70,000 ton ships is available at Huasco 30 kilometers northwest of the Cerro Blanco property. The property also lies close to a fully operational rail track, and if necessary, a spur line could be run into the property linking it directly to port facilities at Huasco.

In order to be competitive, we will be required to meet buyers’ specifications, including particle size, concentration levels, calcium and impurities. Management believes metallurgical tests to date have demonstrated that the rutile mineralization at the Cerro Blanco concessions can be concentrated to an acceptable level to buyers. The most recent results received in November 2006 of metallurgical mapping studies of the Cerro Blanco rutile deposit, which were based on 15 different samples selected from a recent RC drilling campaign, indicate that a high grade rutile product with low levels of calcium and other impurities can be produced from a range of ore types.  The results also highlighted ore types that would present process problems. We are using the results of these studies as a basis for further geological assessment of certain areas of Cerro Blanco. Metallurgical test work also showed that the incorporation a gravity pre-concentration stage in the process flow sheet would reduce the amount of material passing from the crushing to the milling stage.  At the same time the head grade of ore going to the flotation section could be almost doubled.  Management believes that such a process improvement could have a significant effect on the overall capital requirement of the project. An earlier report indicated that ore from Cerro Blanco, in addition to high grade rutile, could also yield a sodium and potassium feldspar co-product.  Feldspar is used extensively in the glass and ceramics industries and management is examining the commercial possibilities for such a product.

Management does not currently have any customers for any rutile titanium which it may produce. We anticipate that the concentrate would be transported by ship which makes the location of the mining concessions near a port advantageous. Notwithstanding this, management will need to evaluate shipping rates and transit times when it obtains potential customers to determine whether existing prices for titanium would make sales to such customers economically viable.

Mining, particularly copper mining, is a significant industry in Chile. We will be competing with a number of existing mining companies, including the state-owned Codelco Copper Corporation, one of the world’s largest copper producers, for qualified workers, supplies, and equipment. However, management believes Cerro Blanco has an attractive location and good infrastructure in an active mining region. The property is located at a low elevation, near the coast, with two nearby towns from which it will be able to draw manpower and supplies. Thus, we do not anticipate any significant logistic issues, no separate camps to construct, no inclement weather issues or other operating considerations which would increase the cost of mining and make us less competitive.

Government Compliance

Our exploration activities are subject to extensive national, regional, and local regulations in Chile. These statutes regulate the mining of and exploration for mineral properties, and also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of the Cerro Blanco property, the extent of which cannot be predicted. Also, permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. In the context of environmental permitting, including the approval of reclamation plans, we must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays, depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We are not presently aware of any specific material environmental constraints affecting the Cerro Blanco property that would preclude its exploration, economic development, or operation.

Chile enacted provisions in its 1980 Constitution to stimulate the development of mining, while at the same time guaranteeing the property rights of both local and foreign investors. While the state owns all mineral resources, exploration and exploitation of these resources is allowed via mining concessions, which are granted by the courts. A Constitutional Organic Law, enacted in 1982, sets out that certain rights and obligations may attach to concessions, such as the right to mortgage or transfer concessions and the entitlement of the holder to explore (pedimentos) as well as to exploit (mensuras). A concession is obtained by filing a claim and includes all minerals that may occur within the area covered by the concession. The holder of a concession also has the right to defend his interest against the state and third parties.

Mining claims in Chile are acquired in the following manner:

•
Pedimento: A pedimento is an exploration claim precisely defined by coordinates with north-south and east-west boundaries. These may range in size from a minimum of 100 hectares to a maximum of 5000 hectares, with a maximum length-to-width ratio of 5:1. A pedimento is valid for a maximum period of two years, following which the claim may be reduced in size by at least 50%, and renewed for an additional two years, provided that no overlying claim has been staked. Claim taxes are due annually in the month of March; if the taxes on a pedimento are not paid by such time, the claim can be restored to good standing by paying double the annual claim tax by or before the beginning of the following year. In Chile, new pedimentos are permitted to overlap pre-existing claims; however, the previously staked or underlying claim always takes precedence as long as the claim holder maintains his claim in good standing and converts the pedimento to a manifestacion within the initial two year period.

•
Manifestacion: During the two-year life of a pedimento, it may be converted at any time to a manifestacion. Once an application to this effect has been filed, the claim holder has 220 days to file a “Solicitud de Mensura”, or “Request for Survey” with a court of competent jurisdiction, and notify surrounding claim holders of the application by publishing such request in the Official Mining Bulletin. This notifies surrounding claim holders, who may contest the claim if they believe their pre-established rights are being encroached upon. The option also exists to file a manifestacion directly on open ground, without going through the pedimento filing process.

•
Mensura: The claim must be surveyed by a government-licensed surveyor within nine months of the approval of the “Request for Survey.” During the survey any surrounding claim owners may be present, and once completed the survey documents are presented to the court and reviewed by SERNAGEOMIN, the National Mining Service. Assuming that all steps have been carried out correctly and all other necessary items are in order, the court then adjudicates the application and grants a permanent property right (a mensura), the equivalent to a “patented claim.”

Each of the above stages of the acquisition of a mining claim in Chile requires the completion of several steps, including application, publication, inscription payments, notarization, tax payments, legal fees, “patente” payments, and extract publication, prior to the application being declared by the court as a new mineral property. Details of the full requirements of the claim-staking process are documented in Chile’s mining code. Most companies carrying on operations in Chile retain a mining claim specialist to carry out and review the claim staking process and ensure that their land position is kept secure.

In 1994 Chile adopted legislation establishing general environmental norms which must be followed in activities such as mining. This legislation requires us to prepare an environmental impact study which must include a description of the project and a plan for compliance with the applicable environmental legislation. It must also include base line studies containing the information relative to the current components of the existing environment in the area influenced by the project. Further, it must consider the construction, operation and closure/abandonment phases of the project. It must also include a plan to mitigate, repair, and compensate, as well as risk prevention and accident control measures, to achieve a project compatible with the environment. The study must be presented to the community for comment and to the regional arm of the National Environmental Commission for approval. We have completed an environmental base line study on the property, which has not yet been submitted to the regional Chilean government authority for review and approval.

Insurance

We maintain property and general liability insurance with coverage we believe is reasonably satisfactory to insure against potential covered events, subject to reasonable deductible amounts, through our exploration stage.

Cerro Blanco Property

Location and Access

The Cerro Blanco property is located approximately 39 kilometers, or approximately 24 miles, west of the city of Vallenar in the Atacama geographic region (Region III) of northern Chile and southwest of the Cerro Rodeo Mining District. Access to the property is as follows: The main Ruta 5, the PanAmerican Highway, runs north from Santiago for approximately 625 kilometers to Vallenar; from there a paved road runs west toward the Port of Huasco for a distance of 22 kilometers to the village of Nicolasa; at Nicolasa a municipally maintained dirt road runs approximately 14 kilometers southwest to the property. Management believes access to the property is adequate to accommodate the type of vehicles and traffic during the exploration stage on the property. Improvements to the dirt road will be required for the development and production stages. These improvements will include widening of the road and topping it with gravel. Management believes adequate supplies of bedrock and gravel are available for this purpose, although it currently has no arrangements or agreements to provide either the improvement services or supplies.

Cerro Blanco lies within an established mining district where management believes experienced mineworkers and support personnel are available. Labor rates in the region are considerably less costly when compared with standard North American rates. Mining is one of the main sectors of the Chilean economy and Region III has a broad base of mining contractors and suppliers of both new and used mining and processing equipment. They service all the major gold, copper, and iron ore mines in the area.

The area is served by a regional airport at Vallenar. In addition, a central highway running the length of Chile provides further access to the property and allows the distribution of necessary supplies. The local climate is generally arid with little rainfall in normal years. Vegetation is minimal, supporting only desert scrub and sparse cactus. Topography consists of low hills with a mean elevation of 100 meters, which are incised periodically by active creeks. The Huasco River, 15 kilometers, approximately 9 miles, to the north, is a source of water. Additionally, high-tension power lines pass 15 kilometers, approximately 9 miles, to the north of the property along the Vallenar-Huasco highway.

In addition to road transport links, power and water access, a port facility with a capacity to handle 70,000 ton ships is accessible at Huasco, which is 30 kilometers, approximately 19 miles, northwest of the property. The property also lies close to a fully operational rail track. If necessary, a spur line could be run into the property linking it directly to the port.

Section shown
CHILE
CHANARAL
El Salvador
DIEGO DE ALMAGRO
El Salado
Agua de la Falda
La Coipa
La Pepa
Refugio
Aldebaran (Casale)
Marte
Lobo
CALDERA
COPIACO
TIERRA AMARILLA
Punta del Cobre
Ojos del Salado
La Candelaria
Los Loros
Cerro Blanco Project
ARGENTINA
Los Colorados
HUASCO
VALLENAR
ALTO DEL CARMEN
Algarrobo
DOMEYKO
Pascua
Paved Way
Vehicle Track
Railroad
Copper Mine
Gold Mine
Iron Mine

Figure 1 - General Location of Cerro Blanco Project

Title Status and Exploration Rights

Under the Chilean mining code, surveyed mineral concessions can be held in perpetuity subject only to an annual tax based on the land held. Tax payments are due in March and payments for 2004, 2005, and 2006 were approximately $48,417, $17,961, and $19,811.50, respectively. The 2004 payment was substantially higher due to payment of fines for late payment of the license fees. We have converted our existing exploration licenses into twenty-four exploitation licenses in the current tax year which will increase the tax payable. We currently anticipate that the tax payment for March 2007 will be approximately $43,145 based upon the current status of the mining concessions and the current currency exchange rate.

The Chilean mining code does not convey surface rights to owners of the mining concessions. However, the owners of mining concessions are entitled to the establishment of the necessary easements for mining exploration and exploitation. The surface lands are subject to the burden of being occupied, to the extent required by mining operations, by ore yards and dumps, slag and tailings, ore extraction and benefaction plants, electric substations and communications lines, canals, reservoirs, piping, housing, construction and supplementary works, and to the encumbrance of transit and of being occupied by roads, railways, piping, tunnels, inclined planes, cableways, conveyor belts and all other means used to connect the operations of the concession with public roads, benefaction facilities, railroad stations, shipping ports, and consumer centers. The establishment of these easements, the exercise thereof, and the compensation therefor, are to be agreed upon either between the concession owner and the surface owner, or are established by court decision under a special brief procedure contemplated by the law.

Currently, we are negotiating with the attorney which represents a family that is in the process of perfecting their title to the surface rights, subject to some probate issues that are being resolved by the family.  The family has indicated their willingness to either sell outright the surface rights to us or negotiate an easement and right of way with us.  Nevertheless, should this alternative fail, we will proceed to seek the easement through the court, which under Chilean mining law we have the right to obtain.  We do not anticipate any material difficulty with surface rights on the Cerro Blanco property. We have budgeted a reasonable estimate for surface rights acquisition of between $200,000 and $300,000, and for an easement and right of way, we have budgeted an estimated $20,000 to $30,000 per year.

Exploration History

In 1990-1991 the western half of the property, then referred to a as Barranca Negra, was held under option by Adonos Resources of Toronto, Canada, who conducted extensive rock sampling, geological mapping and 450 meters of trenching.

In 1992 the property was optioned by Phelps Dodge, to which they applied the name Freirina. In late 1992 and early 1993, 1,200 meters of diamond and 6,000 meters of reverse circulation drilling were completed, principally in the most westerly Cerro Blanco anomaly.

In 1993 two 15 ton bulk samples were taken for metallurgical testing. A gravity concentrate was produced from a 15 ton sample of this material by Lakefield Research in Santiago. Fifty kilos of this concentrate were shipped to Carpco Inc. in Florida for further gravity circuit up-grading followed by dry-milling using magnetic and electrostatic separation techniques.

In 1999 Dorado Mineral Resources N.L. purchased the property and re-named the property Celtic. In February 2000, a preliminary processing test carried out by RMG Services Pty. Ltd., Adelaide, Australia, on behalf of Dorado, used combined microwave leaching and flotation in the up-grading of Celtic (Freirina) gravity concentrate.

In June 2000 a review and summary of prior exploration programs and results was conducted by an independent geological consultant on behalf of Dorado Mineral Resources N.L. A cross-sectional estimation of the resource potential of the Cerro Blanco deposit based on the prior drilling and surface sampling was completed as part of this study.

Later the same month a scoping study based on level plans produced for the area of highest density drilling was undertaken on behalf of Dorado Recursos Minerales Chile S.A. by Tecniterrae Limitada, a Santiago based group of consulting mining engineers.

In November and December 2000 a further study was commissioned by Dorado Recursos Minerales Chile S.A. to supervise the collection of a second bulk sample of 25 tons for metallurgical testing. Also during this program the Cerro Blanco area was geologically re-mapped. In August 2001, ownership of the property was transferred to Kinrade Resources Limited.

Subsequent to these events, Kinrade defaulted on its obligations and was unable to meet the payment schedules as required under contract. In the fall of 2003 ownership of the property passed to Compañía Minera Rutile Resources Limitada, the wholly owned subsidiary of White Mountain Titanium Corporation. The purchase was completed in September 2005.

Geology and Mineralization

Management believes the Cerro Blanco property contains a large and possibly unique type of titanium mineralization. Nevertheless, we are still in the exploration stage of development and there are no known reserves on the property. The titaniferous mineral located on the property is clean red-brown and black rutile which occurs disseminated with the tonalitic suite of an alkalic diorite-gabbro-pyroxenite intrusive. Its uniformly disseminated nature and associated alteration endow it with strong similarities to porphyry copper deposits. Natural rutile concentrates such as found on this property would be the preferred feed stock for both titanium metal and pigment grade titanium dioxide production.

Exploration Plans

Since acquiring the property in 2003, we have completed a twelve-hole, 2,590 meter drill program to examine the titanium grade, grade distribution, and mineralogy, and morphology of the mining concessions. A total of twelve diamond drill holes were completed to a maximum depth of 250 meters, with all twelve holes bottoming in titanium mineralization. Throughout the mineralized zones, the titanium values were consistently reported in excess of 2% titanium dioxide, with one hole evidencing high grade mineralization up to 6.05% titanium dioxide, a nine-meter intercept running 5.2% titanium dioxide, and another hole including 187 meters of 2.3% titanium dioxide. We have also continued to perform metallurgical engineering studies on the property.

We currently have an approved plan for an exploration program through 2006. The program will involve continued drilling and metallurgical testing in order to expand the resource base and to create a 3D metallurgical model of the deposit to be used in mine planning. Upon completion of the 2006 exploration program, the following steps will be undertaken:

•	Establish and operate a pilot plant to convert current laboratory metallurgical flow sheet to a commercial flow sheet;

•	Complete an independent mine and plant design, environmental impact statement, and economic analysis; and

•	Generate an independent feasibility study.

From the work carried out thus far, it appears that an open-pit mine operation will be preferred. Management believes the topography of the deposit, and its estimated low waste-to-ore ratio, make an open pit operation feasible. Contract mining will be employed to drill, blast, and move the ore to a central stockpile. Essentially, the mining operation would comprise the following unit operations:

•	pre-stripping of the over-burden;

•	removal of the over-burden to waste heap for future backfill, if necessary;

•	drilling and loading of the charge holes;

•	transportation of the broken ore to a central ore site; and

•	stock-piling of broken ore by grade.

It is expected that the above unit operations would be carried out by a specialized contract mining enterprise located in the region.

Our business plan is to explore solely for titanium deposits or reserves on the Cerro Blanco mining concessions. If this exploration program is unsuccessful, we will be unable to continue operations.

Also, as an exploration stage company, our work is highly speculative and involves unique and greater risks than are generally associated with other businesses. We cannot know if our mining concessions contain commercially viable ore bodies or reserves until additional exploration work is done and an evaluation based on such work concludes that development of and production from the ore body is technically, economically, and legally feasible.

If we proceed to development of a mining operation, our mining activities could be subject to substantial operating risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations or other geological or grade problems, encountering unanticipated ground or water conditions, pit-wall failures, flooding, rock falls, periodic interruptions due to inclement weather conditions or other unfavorable operating conditions and other acts of God. Some of these risks and hazards are not insurable or may be subject to exclusion or limitation in any coverage which we obtain or may not be insured due to economic considerations.

Glossary of Terms

Certain terms used in this section are defined in the following glossary:

ALKALIC DIORITE-GABBRO-PYROXENITE INTRUSIVE: a potassium and sodium rich, coarse grained and possibly dark colored igneous rock with associated magnesium and iron that consolidated from magma beneath the earth's surface.

DEVELOPMENT: work carried out for the purpose of opening up a mineral deposit and making the actual extraction possible.

DISSEMINATED: fine particles of mineral dispensed through the enclosing rock.

EXPLOITATION MINING CONCESSIONS: licensed claims where the holder has the right to permit, develop, and operate a mine.

EXPLORATION: work involved in searching for ore by geological mapping, geochemistry, geophysics, drilling and other methods.

EXPLORATION MINING CONSESSIONS: licensed claims where the holder has the right to explore.

GRADE: mineral or metal content per unit of rock or concentrate or expression of relative quality e.g. high or low grade.

INTRUSIVE: a volume of igneous rock that was injected, while still molten, and crystallized within the earth’s crust.

MINERALIZATION: the concentration of metals and their compounds in rocks, and the processes involved therein.

MORPHOLOGY: the observation of the form of lands.

ORE: material that can be economically mined from an ore body and processed.

PORPHYRY DEPOSITS: deposits hosted in igneous rocks characterized by large crystals of alkali feldspar set in a finer groundmass with the resulting texture called porphyritic. In a commercial sense, the term is applied to deposits characterized by large size (particularly with respect to the horizontal dimension) and a uniform dissemination of the mineral or metal.

RECLAMATION: the restoration of a site after exploration activity or mining is completed.

RUTILE: a mineral, titanium dioxide (TiO2), trimorpheus with anatase and brookite.

TiO2: Titanium dioxide. The form of titanium found in the mineral rutile.

TITANIUM: a widely distributed dark grey metallic element, (Ti), found in small quantities in many minerals. The mineral ilmenite, (FeTiO3), is currently the principal feedstock for the production of titanium dioxide (TiO2) powder and titanium metal.

Metric Conversion Table

For ease of reference, the following conversion factors are provided:

Metric Share	U.S. Measure	U.S. Measure	Metric Share
1 hectare	2.471 acres	1 acre	0.4047 hectares
1 meter	3.2881 feet	1 foot	0.3048 meters
1 kilometer	0.621 miles	1 mile	1.609 kilometers
1 tonne	1.102 short tons	1 short ton	0.907 tonnes

Employees

We have only two full-time employee, namely our President Michael P. Kurtanjek, and his assistant.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Current Management

The following table sets forth as of November 14, 2006, the name and ages of, and position or positions held by, our executive officers and directors and the employment background of these persons:

Name	Age	Positions	Director Since	Employment Background
Michael P. Kurtanjek	54	Director & President	2004
Mr. Kurtanjek has served as our President since February 2004. From 1988 to 1995, he was a mining equity research analyst and institutional salesman with James Capel & Co. and Credit Lyonnais Lang and from 1995 to 2004, a director of Grosvenor Capital Ltd., a private business consulting firm.

Howard M. Crosby	54	Director	2004
Since 1989, Mr. Crosby has been president of Crosby Enterprises, Inc., a family-owned business advisory and public relations firm. Since 1994 he has been president and a director of Cadence Resources Corporation, a publicly traded oil and gas company. He is also an officer and director of High Plains Uranium, Inc., Sundance Diamonds Corporation, Dotson Exploration Company and Nevada-Comstock Mining Company (formerly Caledonia Silver-Lead Mines Company), all of which are privately held companies.

John P. Ryan	44	Director	2004
Mr. Ryan has been a director of our company since January 2004. Since 2006, he has served as Chairman of US Silver Corporation and since August 2000 he has served as Chief Financial Officer and a director of Trend Mining Company. Mr. Ryan was Secretary and Chief Financial Officer of High Plains Uranium, Inc., a uranium exploration and production company, from February 2005 until September 2006. From 1997 until 2005, he was Executive Vice-President and a director of Cadence Resources Corporation, a publicly traded natural resources company.  He served as President and a director of Grand Central Silver Mines Inc. from 1998 until 2000 and was a director of Metalline Mining Company from 1996 until 1999. Other companies with which Mr. Ryan holds an officer and/or director position include Bio-Quant, Inc., Nevada-Comstock Mining Company, GreatWall Gold Corporation, Sundance Diamonds Corporation, TN Oil Co., Consolidated Goldfields, Inc. and Dotson Exploration Company. He has additional experience with Western Goldfields Inc., Elite Logistics Inc. and Royal Silver Mines, Inc. Mr. Ryan attended the University of Idaho where he received a B.S. degree in Mining Engineering, and he also received a Juris Doctor from Boston College. Mr. Ryan is a former US Naval Officer.

Cesar Lopez	42	Director	2004
Mr. Lopez has been a partner of Lopez & Ashton, a legal and consulting firm primarily to mining companies, since January 2002. From November 1995 until January 2002 he was self-employed as independent legal counsel to mining companies and other clients operating in Chile.

Stephanie D. Ashton	41	Director	2004
Ms. Ashton has been a partner of Lopez & Ashton, a legal and consulting firm primarily to mining companies, since January 2002. From November 1995 until January 2002 she was self-employed as an independent consultant to mining companies operating in Chile. Prior to November 1995, Ms. Ashton worked as an internal auditor for Rhone-Poulenc, in management consulting as a research associate for the L|E|K Partnership and as an analyst and advisor to the Line Maintenance Division for United Air Lines.

Brian Flower	57	Chairman	2005
Mr. Flower has served as our Chairman since September 8, 2006. He served as our Chief Financial Officer from February 2005 through September 8, 2006. From 1986 to 1993 he was a mining equity research analyst and investment banker with James Capel & Co. and from 1993 to 1999, Chief Financial Officer and Senior Vice-President, Corporate Development with Viceroy Resource Corporation. Since January 2000, he has provided management consulting and advisory services through two partly owned companies of which he is president, Chapelle Capital Corp. and Trio International Capital Corp. He is also a director of Orsa Ventures Corp., Aurcana Corporation, Pacific Wildcat Resources Corp. and Apoquindo Minerals Inc.

Charles E. Jenkins	51	CFO	—
Mr. Jenkins has served as our CFO since September 8, 2006. From November 2005 through August 2006 Mr. Jenkins served as the Vice-President of Finance for Conor Pacific Canada, Inc., a private merchant bank. From January 2005 until September 2005, he served as Controller and Acting CFO for Metamedia Capital Corp., a magazine publishing company. From May 2003 until December 2004 Mr. Jenkins was self-employed as a consultant providing controller or CFO duties for a number of private companies. From September 2000 until May 2003 Mr. Jenkins was employed as a manager of special projects for Canaccord Capital Corporation. Prior to this, from August 1989 to August 2000 Mr. Jenkins was employed by two brokerage houses in Vancouver and Calgary in a corporate finance capacity. Also, from September 1984 until July 1989 he worked as a Senior Filing Analyst for the British Columbia Securities Commission.

Mr. Lopez and Ms. Ashton, two of our directors, are husband and wife.

Board Committees and Advisors

On July 29, 2005, our board created standing audit and compensation committees. Our audit committee is composed of the following directors: John P. Ryan, Stephanie Ashton, and Brian Flower. Our compensation committee is composed of the following directors: John P. Ryan, Howard M. Crosby, and Michael Kurtanjek. Mr. Ryan is the chairman of the compensation committee. The Board of Directors has determined that Messrs Ryan and Flower and Ms. Ashton are audit committee financial experts by virtue of their past experience which as a group includes acting as the chief financial officer, an accounting supervisor and an internal auditor. Neither Mr. Flower, because of his consulting agreement with us under which he received in excess of $60,000 last year, nor Ms. Ashton, because of her role in supervising the accounting and administration of our Chilean subsidiary, would be considered independent members of the audit committee. The Board of Directors has determined that Mr. Ryan, who is not an executive officer or employee of our company or any subsidiary, does not have a material relationship with our company that would interfere with the exercise of his independent judgment and that he would therefore be considered an independent member of the audit committee as determined under the American Stock Exchange standards of independence.

Also on July 29, 2005, the board adopted a policy to compensate non-executive directors who are members of committees of the board. These persons will receive $1,000 plus expenses for attendance in person at each committee meeting. They will receive $500 for attendance at committee meetings by conference telephone. In addition, each chairman of the committee will receive $1,000 per meeting they chair.

Stockholder Communications

We do not have a standing nominating committee; recommendations for candidates to stand for election as directors are made by the Board of Directors. We have not adopted a policy which permits security holders to recommend candidates for election as directors or a process for stockholders to send communications to the Board of Directors.

Code of Ethics

On August 30, 2005, we adopted a Code of Ethics which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In addition, it applies to our employees and contractors.

Certain Relationships and Related Transactions

Effective February 1, 2006, we entered into a one-year renewable Management Services Agreement dated February 6, 2006, with Mr. Kurtanjek for service as President of our company and for providing management of the planning, implementation, and reporting on exploration, feasibility, and project development activities carried out on the Cerro Blanco property. Under the agreement we have agreed to pay a monthly fee of $9,500, plus reimbursable out-of-pocket expenses. Either party may terminate the agreement without cause upon 90 days’ written notice and at any time for cause. The agreement also provides for maintaining the confidentiality of any proprietary information. Mr. Kurtanjek devotes virtually all of his time to our company under this agreement.

On February 10, 2005, we entered into a letter agreement with Trio International Capital Corp., a company partly owned by Brian Flower, a director and Chairman of our company. This agreement provided that Trio, through its wholly owned subsidiary, Pacific Venture Management Ltd., would provide services to us in connection with our plans to seek listing of our stock on the Toronto Stock Exchange; provide and coordinate our office in Vancouver, Canada; manage our corporate functions; and provide assistance with the pre-feasibility and feasibility reports on our property in Chile. Mr. Flower devoted approximately 80% of his time to the affairs of the company under this agreement, including serving as our Chief Financial Officer. As compensation under the agreement, Trio received options to purchase 400,000 shares of our common stock at $1.00 per share at any time on or before January 31, 2008. We have also paid Trio a monthly fee of $5,250 under the agreement since its inception through July 31, 2005, at which time the monthly fee was increased by the board to $8,000. Effective February 1, 2006, we entered into a one-year renewable Management Services Agreement dated February 6, 2006, which replaced the original agreement and provides for the furnishing of the same services as under the original letter agreement. Under the new agreement we have agreed to pay a monthly fee of $8,000, plus reimbursable out-of-pocket expenses. Trio has also agreed to provide office space for us for which we pay $1,250 per month. We have also allowed Trio, through one of its subsidiaries, to broker the ocean transportation services for any product produced from our Cerro Blanco property. Either party may terminate the new agreement without cause upon 90 days’ written notice and at any time for cause. The new agreement also provides for maintaining the confidentiality of any proprietary information. In September 2006, we amended the agreement to provide for Mr. Flower’s services as our Chairman rather than our Chief Financial Officer. The agreement also provides for payment of operating expenses for the company. Mr. Flower receives no other compensation for serving as our Chairman, except as provided in this agreement with Trio. Mr. Flower devotes approximately 80% of his time to the fulfillment of the obligations under this agreement and services as a director of our company.

On August 1, 2005, we entered into a five-month renewable Business Consultant Agreement with Crosby Enterprises, an entity controlled by Howard M. Crosby, one of our directors. On February 6, 2006, we renewed this agreement from January 1, 2006 through May 31, 2006, and have extended it on a month-to-month basis through December 31, 2006. Crosby Enterprises has agreed to perform financial consulting and public relations services for us. In return, we have granted to this entity options to purchase 200,000 shares of our common stock at $1.25 per share at any time through August 1, 2009. In addition, we paid a monthly fee of $12,000 for the initial five-month term of the agreement and have agreed to pay a monthly fee of $6,500 during the five-month renewal period for the services performed by Crosby Enterprises. Mr. Crosby devotes approximately 40% of his time to the fulfillment of the obligations under this agreement and services as a director of our company.

On February 1, 2004, we entered into a Management Services Agreement through our Chilean subsidiary with Lopez & Ashton Ltda., an entity composed of Cesar Lopez and Stephanie D. Ashton, two of our directors. This agreement provided that Lopez & Ashton would provide consulting and management services in Chile in connection with our mining concessions located there. The agreement expired on December 31, 2005. Effective January 1, 2006, we entered into a new one-year renewable Management Services Agreement dated February 6, 2006, with Lopez and Ashton. Pursuant to the new agreement, Lopez & Ashton has agreed to provide and maintain our corporate offices in Chile, provide administrative services for us in Chile, including maintaining our accounting records, provide legal services, and furnish other related services. The agreement provides that during its term Lopez & Ashton will not advise or represent any other company in conflict with their representation of our company. The new agreement provides for monthly payments of $2,500 for the office space, $500 for office support services such as a receptionist, $1,000 for accounting services, and $2,000 for administrative services. We have also agreed to pay for any specific management services requested by us to be performed by Ms. Ashton at an hourly rate of $100 and for any legal services performed by Mr. Lopez at $250 per hour. We have agreed to pay the flat fee amounts in Chilean pesos at a fixed rate of CH$550 pesos for each US1.00 and the hourly fees at prevailing exchange rates. Either party may terminate the new agreement without cause upon 90 days’ written notice and at any time for cause. We also have the right upon 60 days’ written notice to terminate any specific service to be performed by Lopez & Ashton while maintaining the remaining services. The new agreement also provides for maintaining the confidentiality of any proprietary information. Mr. Lopez and Ms. Ashton each devote approximately 50% of their time to the fulfillment of the obligations under this agreement and services as directors of our company.

On July 11, 2005, we closed a Securities Purchase Agreement with Rubicon, one of our shareholders, on $5,000,000 in equity financing and issued 6,250,000 shares of Class A Convertible Preferred Stock and common stock purchase warrants to purchase 6,250,000 shares of our common stock. Each share of Class A Convertible Preferred Stock is convertible into our common shares at the rate of one share of common stock for each share of preferred stock converted, subject to adjustment in the event of certain transactions, and each warrant is exercisable at $1.25 per share at any time through July 11, 2009. On May 5, 2006, we entered into an amendment of the Securities Purchase Agreement whereby we issued 400,000 shares of our common stock to Rubicon in satisfaction of breach of a provision of the agreement requiring that the registration statement of which this prospectus is a part be declared effective by January 31, 2006.

On September 7, 2005, we amended the Securities Purchase Agreement with Rubicon to include a transaction with Phelps Dodge, one of our shareholders, in which we issued 625,000 shares of Class A Convertible Preferred Stock and common stock purchase warrants to purchase 625,000 shares of our common stock under identical terms as with Rubicon. These securities were issued in satisfaction of the final payment of $500,000 due Phelps Dodge in connection with the purchase of our Chilean mining concessions. On May 5, 2006, we entered into an amendment of the Securities Purchase Agreement whereby we issued 40,000 shares of our common stock to Phelps Dodge in satisfaction of breach of a provision of the agreement requiring that the registration statement of which this prospectus is a part be declared effective by January 31, 2006.

Effective September 8, 2006, we entered into a one-year renewable Management Services Agreement dated September 1, 2006, with Mr. Jenkins for service as Chief Financial Offering of our company. Under the agreement we have agreed to pay a monthly fee of C$5,000 per month plus Goods and Services Tax in Canada, plus reimbursable out-of-pocket expenses. As additional compensation under the agreement, we granted to him 100,000 five-year options exercisable at $1.25 per share. Vesting for the options will be as follows: 25% as of the date of the agreement and 12.5% as of the end of each three-month period thereafter until fully vested. All options will be subject to the terms, definitions and provisions of our Stock Option Plan. Either party may terminate the agreement without cause upon 90 days’ written notice and at any time for cause. The agreement also provides for maintaining the confidentiality of any proprietary information. Mr. Jenkins devotes approximately half of all of his time to the business of our company.

Indemnification

Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Article IX of our Articles of Incorporation provides that we are required to indemnify, and advance expenses as they are incurred to, any person who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of our company, or who is serving at our request or direction as a director or officer of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit, or proceeding, to the full extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

 The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company for the years ended December 31, 2005, 2004, and 2003:

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensa-tion ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARS (#)	LTIP Payouts ($)	All Other Compensation ($)
Michael P.	2005	$105,000	-0-	-0-	-0-	-0-	-0-	-0-
Kurtanjek,	2004	$60,000	-0-	-0-	-0-	600,000	-0-	-0-
President (CEO)	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Option Grants Table.    The following table sets forth information concerning individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2005.

OPTIONS GRANTS IN LAST FISCAL YEAR
(Individual Grants)

Name	Number of securities underlying options granted (#)	Percent of total options granted to employees in last fiscal year	Exercise or base price ($/Share)	Expiration date
Michael P. Kurtanjek	-0-	—	—	—

Aggregated Option Exercises and Fiscal Year-End Option Value Table.    The following table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 2005, and held as of December 31, 2005, by the executive officers named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)	Value of Unexercised In-The-Money Options at Fiscal Year-End($)(1)
Name	Shares acquired on exercise (#)	Value realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Michael P. Kurtanjek	-0-	-0-	600,000/-0-	$102,000/-0- (1)

(1) At December 31, 2005, the fair market value of the shares underlying the unexercised options was $0.77 per share. The exercise price of the options is $0.60 per share and they expire on May 31, 2008.

Employment and Consulting Agreements and Arrangements

From February 23, 2004, through July 31, 2005, our Board of Directors approved and we paid a monthly salary of $6,000 to Mr. Kurtanjek for serving as President. On August 18, 2005, our compensation committee recommended, and the board approved, an increase in his monthly salary to $9,500 beginning August 1, 2005. Effective February 1, 2006, we entered into a one-year renewable Management Services Agreement dated February 6, 2006, with Mr. Kurtanjek for service as President of our company and for providing management of the planning, implementation, and reporting on exploration, feasibility, and project development activities carried out on the Cerro Blanco property. Under the agreement we have agreed to pay a monthly fee of $9,500, plus reimbursable out-of-pocket expenses. Either party may terminate the agreement without cause upon 90 days’ written notice and at any time for cause. The agreement also provides for maintaining the confidentiality of any proprietary information. Mr. Kurtanjek devotes essentially all of his time to the business of our company.

Pursuant to our agreement with Trio International Capital Corp., we pay a monthly fee of $8,000 to Trio, which includes services performed by Brian Flower as our Chairman.

Effective September 8, 2006, we entered into a one-year renewable Management Services Agreement dated September 1, 2006, with Charles E. Jenkins for service as Chief Financial Offering of our company. Under the agreement we have agreed to pay a monthly fee of C$5,000 per month plus Goods and Services Tax in Canada, plus reimbursable out-of-pocket expenses. As additional compensation under the agreement, we granted to him 100,000 five-year options exercisable at $1.25 per share. Vesting for the options will be as follows: 25% as of the date of the agreement and 12.5% as of the end of each three-month period thereafter until fully vested. All options will be subject to the terms, definitions and provisions of our Stock Option Plan. Either party may terminate the agreement without cause upon 90 days’ written notice and at any time for cause. The agreement also provides for maintaining the confidentiality of any proprietary information. Mr. Jenkins devotes approximately half of all of his time to the business of our company.

Compensation of Directors

On July 29, 2005, the board adopted a policy to compensate directors who are not executive officers of the Company. Such persons will receive $1,000 plus expenses for attendance in person at each meeting of the Board of Directors. They will receive $500 for attendance at such meetings by conference telephone.

Stock Option Plan

On August 30, 2005, our Board of Directors adopted the current Stock Option Plan. Our shareholders approved the plan on November 10, 2006. The purpose of the plan is to provide eligible persons an opportunity to acquire a proprietary interest in our company and to participate in the profitability of the company.

There are 3,140,000 shares of common stock authorized for stock options under the plan, which are subject to adjustment in the event of stock splits, stock dividends, and other situations. In addition, aggregate grants to a single person are limited to 5% of the total number of issued and outstanding shares and the aggregate number authorized for grants to insiders is limited to 20% of the issued and outstanding shares. Grants to consultants are limited to 2% of the issued and outstanding shares.

The plan is administered by our Board of Directors. Participants in the plan are to be selected by our Board of Directors. The persons eligible to participate in the plan are as follows: (a) directors of our company and its subsidiaries; (b) officers of our company and its subsidiaries; (c) employees of our company and any of its subsidiaries; and (d) those engaged by us to provide ongoing management or consulting services, or investor relations activities for us or any entity controlled by us.

The purchase price under each option is established by the Board of Directors at the time of the grant and may not be discounted below the maximum discount permitted under the policy of the Toronto Exchange.

The Board of Directors will fix the terms of each option, but no option can be granted for a term in excess of five years. The Board of Directors will not impose a vesting schedule upon any options granted which provides for exercise of an option for less than 25% of the shares subject to the option upon approval of listing of our stock on the Toronto Exchange and 12.5% every quarter thereafter.

During the lifetime of the person to whom an option has been granted, only that person has the right to exercise the option and that person cannot assign or transfer any right to the option.

In the event of the death of the option holder, the options will immediately vest and may be exercised for up to one year from the date of death. If the option holder’s relationship with us is terminated for cause, the unexercised options will immediately terminate. If the option holder retires, voluntarily resigns, or is terminated for other than cause, the options will be exercisable for 90 days thereafter or for 30 days if the person was engaged in investor relations.

In the event of the corporate take-over, reorganization or change of control, the options will vest and the holder may exercise the options or, in the event of a corporate reorganization, receive the kind and amount of shares or other securities or property that he would have been entitled to receive if he had been a holder of shares of our company at the time of the reorganization, or, if appropriate, as otherwise determined by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information furnished by current management and others, concerning the ownership of our common stock as of November 14, 2006, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of our common stock, without regard to any limitations on conversion or exercise of convertible securities or warrants; (ii) all directors and executive officers; and (iii) our directors and executive officers as a group:

	Amount and Nature		Percentage of Class
Name and Address of Beneficial Owner	of Beneficial Ownership (1)		Before Offering (2)	After Offering(3)
Michael P. Kurtanjek	900,000	(4)	5.3%	2.9%
9 Church Lane
Copthorne
West Sussex, England
RH10 3PT

Howard M. Crosby	849,000	(5)	5.2%	2.8%
6 East Rose Street
Walla Walla, WA 99362

John P. Ryan	909,000	(6)	5.6%	3.0%
50 Palmetto Bay Rd.
#147
Hilton Head Island, SC 29928

Cesar Lopez	1,059,000	(7)	6.5%	3.5%
Enrique Foster Sur 20, Piso 19
Las Condes, Santiago, Chile

Stephanie Ashton	1,059,000	(7)	6.5%	3.5%
Enrique Foster Sur 20, Piso 19
Las Condes, Santiago, Chile

Brian Flower	410,000	(8)	2.5%	1.3%
2150-1188 West Georgia Street
Vancouver, British Columbia
Canada V6E 4A2

Charles E. Jenkins	37,500	(9)	*	*
2150-1188 West Georgia Street
Vancouver, British Columbia
Canada V6E 4A2

Executive Officers and	5,223,500		29.8%	16.7%
Directors as a Group
(7 Persons)

Rubicon Master Fund(10)	12,900,000	(11)	44.8%	43.0%
c/o Rubicon Fund Management LLP
103 Mount St.
London W1K 2TJ
United Kingdom

Phelps Dodge Corporation	1,290,000	(12)	7.4%	4.3%
One North Central Ave.
Phoenix, AZ 85004

Brian Pettersen	903,500	(13)	5.6%	3%
2961 East Willow Creek Dr.
Sandy, UT 84093

* Less than 1%

(1)
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or other conversion privileges currently exercisable or convertible, or exercisable or convertible within 60 days of July 12, 2006, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage based on 16,269,133 shares of common stock outstanding as of November 14, 2006.

(3)	Percentage based on 30,019,133 shares of common stock outstanding upon completion of the offering, assuming all shares of common stock being registered are sold.

(4)	Includes 600,000 shares issuable pursuant to options exercisable within 60 days.

(5)
Includes 200,000 shares issuable pursuant to options exercisable within 60 days held in the name of Crosby Enterprises, Inc., an entity controlled by Mr. Crosby. Also includes 4,000 shares owned by Crosby Enterprises, 315,000 shares owned by HHBC, Inc., 320,000 shares owned by Cork Investments, and 10,000 shares owned by Dotson Exploration Company, entities controlled by Mr. Crosby.

(6)
Includes 10,000 shares owned by Lucky Joe Mining Company, 30,000 shares owned by Fronteriza Silver Mines, Inc., 10,000 shares owned by Golden Eagle Mining Co., Inc., 15,000 shares owned by Nevada-Comstock Mining Company, 10,000 shares owned by Lucky Irish Silver, Inc. and 15,000 shares owned by Sundance Diamonds Corporation, entities controlled by Mr. Ryan. He is deemed to share beneficially ownership of these shares with these entities. Also includes 450,000 shares owned by Nancy Martin, his wife.

(7)
Ms. Ashton and Mr. Lopez are husband and wife but deny any beneficial ownership in the stock held by the other. Neither party is deemed to hold any beneficial interest in the shares owned by the other.

(8)
Includes 400,000 shares issuable pursuant to options exercisable within 60 days held in the name of Trio International Capital Corp., an entity partly owned by Mr. Flower, and 10,000 shares held by Chapelle Capital Corp., a company owned by Mr. Flower.

(9)	Consists of shares issuable pursuant to options exercisable within 60 days.

(10)
Pursuant to Investment Agreements, each of Rubicon Fund Management Ltd., and Rubicon Fund Management LLP share all investment and voting power with respect to the securities held by Rubicon Master Fund. Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari and Horace Joseph Leitch III share all investment and voting power with respect to Rubicon Fund Management Ltd. and Rubicon Fund Management LLP. Each of Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, and Horace Joseph Leitch III may be deemed to be beneficial owners of the securities held by Rubicon Master Fund. Each of Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, and Horace Joseph Leitch III disclaim beneficial ownership of the securities held by Rubicon Master Fund.

(11)
Includes 6,250,000 shares issuable upon conversion of 6,250,000 Class A Convertible Preferred Shares and 6,250,000 shares issuable upon exercise of warrants, which are respectively convertible and exercisable within 60 days. Notwithstanding the foregoing, the shares of the Class A Convertible Preferred Stock and warrants may not be converted or exercised if the holder of the security, together with its affiliates, after such conversion or exercise would hold 4.9% of the then issued and outstanding shares of our common stock.

(12)
Includes 625,000 shares issuable upon conversion of 625,000 Class A Convertible Preferred Shares and 625,000 shares issuable upon exercise of warrants, which are respectively convertible and exercisable within 60 days. Notwithstanding the foregoing, the shares of the Class A Convertible Preferred Stock and warrants may not be converted or exercised if the holder of the security, together with its affiliates, after such conversion or exercise would hold 4.9% of the then issued and outstanding shares of our common stock.

(13)	Includes 220,500 held in a brokerage account.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered, without regard to any limitation on conversion or exercise.

Name	Beneficial Ownership Before Offering	Percentage of Common Stock Owned Before Offering	Amount to be offered for the security holder’s account	Percentage of Common Stock Owned After Offering (1)
Rubicon Master Fund(2)	12,900,000 (3)	44.8%(3)	12,900,000	—
Phelps Dodge Corporation	1,290,000 (4)	7.4%(4)	1,290,000	—

(1)	Assumes that all securities registered will be sold.

(2)
Pursuant to Investment Agreements, each of Rubicon Fund Management Ltd. and Rubicon Fund Management LLP share all investment and voting power with respect to the securities held by Rubicon Master Fund. Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari and Horace Joseph Leitch III share all investment and voting power with respect to Rubicon Fund Management Ltd. and Rubicon Fund Management LLP. Each of Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, and Horace Joseph Leitch III may be deemed to be beneficial owners of the securities held by Rubicon Master Fund. Each of Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, and Horace Joseph Leitch III disclaim beneficial ownership of the securities held by Rubicon Master Fund.

(3)
Includes 6,250,000 shares issuable upon conversion of 6,250,000 Class A Convertible Preferred Shares and 6,250,000 shares issuable upon exercise of warrants, which are respectively convertible and exercisable within 60 days. Notwithstanding the foregoing, the shares of the Class A Convertible Preferred Stock and warrants may not be converted or exercised if the holder of the security, together with its affiliates, after such conversion or exercise would hold 4.9% of the then issued and outstanding shares of our common stock.

(4)
Includes 625,000 shares issuable upon conversion of 625,000 Class A Convertible Preferred Shares and 625,000 shares issuable upon exercise of warrants, which are respectively convertible and exercisable within 60 days. Notwithstanding the foregoing, the shares of the Class A Convertible Preferred Stock and warrants may not be converted or exercised if the holder of the security, together with its affiliates, after such conversion or exercise would hold 4.9% of the then issued and outstanding shares of our common stock.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

Each of the selling stockholders has contractually agreed to restrict its ability to convert the Class A shares or exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by each in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Purchase of Mining Concessions from Phelps Dodge

On or about September 5, 2003, Compañia Minera Rutile Resources Limitada, formally known as Minera Royal Silver Limitada, a subsidiary of GreatWall Minerals Ltd. at the time, and Compania Contractual Minera Ojos del Salado, a Chilean operating subsidiary of Phelps Dodge Corporation, entered into a Transfer of Contract and Mortgage Credit agreement for the purchase by GreatWall’s subsidiary of the initial nine mining registered exploitation concessions located in Chile for which Compania Contractual Minera Ojos del Salado held a mortgage. Pursuant to the transfer agreement, Compania Contractual Minera Ojos del Salado sold and transferred its mortgage right to the mining concessions to GreatWall’s subsidiary. Subject to the terms of the transfer agreement, Compañia Minera Rutile Resources Limitada was obligated to pay $650,000 to Compania Contractual Minera Ojos del Salado for its transfer of the mortgage to GreatWall’s subsidiary, payable $50,000 within thirty days of the transfer agreement, $50,000 on March 5, 2004, and $50,000 on September 5, 2004, and was obligated to pay $500,000 on September 4, 2005, which date was extended by mutual consent of the parties to September 9, 2005. The original transfer agreement was negotiated between the management of GreatWall and Phelps Dodge, and as a result of the merger of GreatWall into our company, Compañia Minera Rutile Resources Limitada became our wholly owned subsidiary. The initial payment of $50,000 was paid by GreatWall prior to its merger into our company in February 2004. The subsequent payments of $50,000 each on March 5, 2004, and September 5, 2004, were paid by us. Prior to the final payment, Compania Contractual Minera Ojos del Salado transferred by dividend the right to receive the final payment from our Chilean subsidiary to its parent corporation, PD Ojos del Salado, Inc., a Delaware corporation, and PD Ojos del Salado, Inc. subsequently transferred by dividend the right to receive the final payment from to its parent corporation, Phelps Dodge. In September 2005, we completed a debt conversion agreement with Phelps Dodge whereby we issued 625,000 shares of Class A Convertible Preferred Stock and warrants to purchase 625,000 shares of our common stock as consideration for the final payment of $500,000 owed under the property payment schedule.

Funding Transaction with Rubicon Master Fund

On July 11, 2005, we closed the Securities Purchase Agreement with Rubicon Master Fund on $5,000,000 in equity financing and issued to Rubicon 6,250,000 shares of Class A Convertible Preferred Stock and common stock purchase warrants to purchase 6,250,000 shares of our common stock. Each share of Class A Convertible Preferred Stock is convertible into our common shares at the effective rate of one share of our common stock for each share of the preferred stock converted and each warrant is exercisable at $1.25 per share at any time through July 11, 2009. The Class A stock and the warrants also contain provisions adjusting the conversion and exercise prices in the event that we issue our common stock, or instruments convertible into shares of our common stock, at prices below the conversion price of the Class A shares or the exercise price of the warrants. We have also agreed not to issue our common stock, or instruments convertible into shares of our common stock, at prices below the market value of our common stock.

Pursuant to the Securities Purchase Agreement that we entered into with Rubicon, we were obligated to file the registration statement of which this prospectus is a part with the Securities and Exchange Commission on or before October 31, 2005. The registration rights provisions of the Securities Purchase Agreement require us to file a registration statement at our expense to register the shares of common stock underlying the Class A stock and the warrants on or before October 31, 2005. We are also required under the agreement to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as possible after filing, but in any event prior to January 31, 2006. In the event that the registration statement is not filed on or before October 31, 2005, or declared effective by January 31, 2006, then we have agreed to pay liquidated damages to Rubicon equal to 1% of the purchase price of the securities paid by them for each month we fail to meet these requirements. This payment of the liquidated damages does not relieve us from our obligations to register the shares. Additional events which would trigger the liquidated damages provision include the following: In the event we fail to file a required post-effective amendment within ten trading days after our registration statement is no longer effective or if the post-effective amendment is not declared effective within 21 days following the deadline to file the post-effective amendment; if we fail to have our common stock listed on a designated U.S. or Canadian exchange or Nasdaq, or quoted on the OTC Bulletin Board by January 31, 2006; or in the event the selling stockholders are not permitted to sell their shares for any reason pursuant to this prospectus or pursuant to registration in Canada for either 10 consecutive trading days or for 30 trading days in any 365 day period. We have also agreed not to file a primary registration of our shares for our own account either in the U.S. or Canada prior to the effective date of the registration of which this prospectus is a part.

Debt Conversion Transaction with Phelps Dodge Corporation

On September 7, 2005, we amended the Securities Purchase Agreement with Rubicon to include a transaction with the prior owner of our mining concessions, Phelps Dodge, in which we issued 625,000 shares of Class A Convertible Preferred Stock and common stock purchase warrants to purchase 625,000 shares of our common stock under identical terms as with Rubicon. These securities were issued in satisfaction of the final payment of $500,000 due to Phelps Dodge in connection with the purchase of our Chilean mining concessions.

Amendment to Securities Purchase Agreement

On May 5, 2006, we entered into an amendment to the Securities Purchase Agreement with Rubicon and Phelps Dodge. The amendment was necessitated by our inability to obtain effectiveness of the registration statement of which this prospectus is a part by January 31, 2006, as required in the agreement. Pursuant to the amendment, we issued 400,000 shares to Rubicon and 40,000 shares to Phelps Dodge in settlement of the breach of this provision of the agreement by us. In addition, we eliminated any further damages provisions pertaining to the effectiveness of the registration statement and the need to obtain a listing of our common stock on a Canadian exchange. The parties have agreed not to require registration of these shares.

DESCRIPTION OF SECURITIES

Common Stock

The shares registered pursuant to the registration statement, of which this prospectus is a part, are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

We are authorized to issue up to 100,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Under Nevada corporate law, holders of our company’s common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to our board of directors.

Class A Convertible Preferred Stock

We are authorized to issue 20,000,000 preferred shares and have outstanding 6,875,000 preferred shares designated as Class A Convertible Preferred Stock, par value $0.001 per share. The Class A shares have the following rights and preferences:

•
The Class A shares are convertible into shares of our common stock at any time. The conversion ratio of the Class A Convertible Preferred Stock is determined according to a formula computed by dividing the stated value of the preferred stock, which is designated as $0.80 per share, by the conversion price of the preferred stock, which is designated as $0.80 per share, subject to the following limitations and conditions:

•
If we issue or sell shares of our common stock, or grant options or other convertible securities which are exercisable or convertible into our common shares, at prices less than the conversion price of our Class A shares, then the conversion price of the Class A shares will be reduced to this lower sale or conversion price.

•	The Class A shares may not be converted into common shares if the beneficial owner of such shares would thereafter exceed 4.99% of the outstanding common shares.

•
We are also not obligated to convert the Class A shares if the issuance of the common shares would exceed the number of shares of common stock which we may issue upon conversion of our preferred shares without breaching any obligations under the rules or regulations of the principal market for our common shares.

•
The holders of the Class A shares are entitled to the number of votes equal to the number of whole shares of common stock into which they are convertible. The Class A shares vote together with the holders of the common stock, except as provided by law.

•
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the Class A shares will be entitled to receive a pro rata amount of the funds available for liquidation with the holders of the common stock as though the Class A shares were converted.

•
The holders of the Class A shares are entitled to such dividends paid and distributions made to the holders of our common stock to the same extent as if such holders of the Class A shares had converted their preferred shares into common stock.

•	The holders of the Class A shares do not have any preemptive rights to purchase shares of our common stock.

•	There are no redemption or sinking fund provisions applicable to the Class A shares.

Warrants

We have issued warrants to purchase 6,875,000 to the selling stockholders herein. These four-year warrants are exercisable immediately at an exercise price of $1.25 per share, provided that if we issue or sell shares of our common stock, or grant options or other convertible securities which are exercisable or convertible into our common shares, at prices less than this exercise price, then the exercise price of these warrants will be reduced to this lower sale or conversion price. Also, these warrants may not be exercised if the beneficial owner of such shares would thereafter exceed 4.99% of the outstanding common shares. In the event of a subdivision or combination of our common shares, the exercise price in effect immediately prior to such subdivision or combination and the number of shares issuable upon exercise will be proportionately adjusted. The warrant holders are also entitled to certain antidilution rights in the event of a pro rata distribution to the shareholders. In the event of any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of our assets to another person or other transaction effected in such a way that holders of our common stock would be entitled to receive securities or assets with respect to or in exchange for our common stock, the warrant holder will be entitled to exchange his warrant for a security of the acquiring entity substantially similar in form and substance to this warrant.

PLAN OF DISTRIBUTION

We are registering outstanding shares of Common Stock and shares of Common stock issuable upon conversion of the outstanding shares of Class A Convertible Preferred Stock and exercise of the warrants to permit the resale of such shares of common stock by the selling stockholders, from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of such shares of our common stock. We will bear all fees and expenses incident to our obligation to register these shares of common stock.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale at prevailing market prices on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors, or, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers which have agreed with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the preferred shares and warrants or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights provisions contained in the Securities Purchase Agreement with between us and the selling stockholders; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights provisions, or we may be entitled to contribution.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders. If we are notified by any one or more selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, or cause to be filed, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of the shares may have an adverse effect on the market price of the common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the common stock.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus is being passed upon for us by Ronald N. Vance, Attorney at Law, Salt Lake City, Utah.

EXPERTS

Our financial statements for the years ended December 31, 2005, 2004, and 2003, appearing in this prospectus which is part of a registration statement have been audited by Smythe Ratcliffe, LLP, and are included in reliance upon such reports given upon the authority of Smythe Ratcliffe, as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, (SEC File No. 333-129347) relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of White Mountain Titanium Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Upon the effective date of the registration statement of which this prospectus is a part, we will be required to file reports, proxy statements and other documents with the SEC. We do not presently intend to voluntarily furnish you with a copy of our annual report. You may read and copy any document we file with the Securities and Exchange Commission at the public reference room of the Commission between the hours of 9:00 a.m. and 5:00 p.m., except federal holidays and official closings, at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You should call (202) 551-8090 for more information on the public reference room. Our SEC filings are also available to you on the Internet website for the Securities and Exchange Commission at http://www.sec.gov.

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Balance Sheets
(US Funds)

	September 30	December 31
	2006	2005
	Unaudited
Assets

Current
Cash and cash equivalents	$2,835,016	$4,116,412
Marketable securities	-	6,820
Prepaid expenses	32,322	25,322
Receivables	18,866	12,111
Total Current Assets	2,886,204	4,160,665
Property and Equipment	60,552	59,321

Total Assets	$2,946,756	$4,219,986

Liabilities

Current
Accounts payable and accrued liabilities	$10,368	$365,778

Total Current Liabilities and Total Liabilities	10,368	365,778

Stockholders’ Equity

Preferred Stock and Paid-in Capital in Excess
of $0.001 Par Value
20,000,000 Shares authorized
6,875,000 Shares issued and outstanding
(December 31, 2005 - 6,875,000)	5,500,000	5,500,000
Common Stock and Paid-in Capital in Excess
of $0.001 Par Value
100,000,000 Authorized
16,269,133 (December 31, 2005 - 15,829,133)
shares issued and outstanding	6,276,495	5,904,759
Accumulated Deficit	(8,840,107)	(7,550,551)

Total Stockholders’ Equity	2,936,388	3,854,208

Total Liabilities and Stockholders’ Equity	$2,946,756	$4,219,986

See notes to consolidated financial statements.

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Operations
(US Funds)

	Three months ended September 30		Nine months ended September 30		Cumulative From Inception November 13, 2001 through September 30,
	2006	2005	2006	2005	2006
Expenses

Advertising and promotion	$15,418	$-	$35,913	$3,585	$70,211
Amortization	282	-	738	-	16,188
Bank charges and interest	810	1,354	3,264	2,738	10,320
Consulting fees	13,015	117,955	33,584	176,475	603,654
Consulting fees - directors and officers officers	48,000	81,000	144,000	142,000	536,034
Exploration	116,766	182,495	543,877	348,914	2,178,115
Filing fees	-	-	500	-	18,084
Insurance	652	738	33,938	738	58,547
Investor relations	-	22,023	32,838	32,268	76,697
Licenses and taxes	15,222	23,477	48,552	23,577	177,577
Management fees	24,000	20,000	80,000	24,280	128,280
Office	9,318	1,125	19,691	32,019	72,143
Professional fees	54,488	156,855	245,956	255,125	860,246
Rent	14,125	20,012	43,075	21,349	106,498
Stock-based compensation	41,736	303,061	41,736	303,061	1,382,406
Telephone	3,898	3,480	10,525	3,740	19,765
Transfer agent fees	(65)	102	201	1,582	3,965
Travel and vehicle	21,811	28,694	109,742	99,310	448,214

Loss before other items	(379,476)	(962,371)	(1,428,130)	(1,470,761)	(6,766,944)

Gain (loss) on investments	(48)	-	69,064	17,573	112,131
Adjustment to market for marketable securities	-	-	-	-	(43,008)
Foreign exchange	(8,659)	(5,076)	(41,176)	(7,112)	(42,367)
Dividend income	854	—	1,124	—	1,124
Interest income	37,228	13,026	109,562	13,026	181,892
Financing Agreement Penalty (Note 2)	-		-		(330,000)

Net loss for the period	(350,101)	(954,421)	(1,289,556)	(1,447,274)	(6,937,000)
Preferred stock dividends	-	(1,537,500)	-	(1,537,500)	(1,537,500)

Net Loss Available for Distribution	$(350,101)	$(2,491,921)	$(1,289,556)	$(2,984,774)	$(8, 474,500)

Loss per Common Share (Note 4)	$(0.02)	$(0.11)	$(0.06)	$(0.14)	-

Weighted average number of Common Shares Outstanding (Note 4)	16,269,133	15,707,320	16,067,668	15,556,763	-

See notes to consolidated financial statements.

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity
(Deficit)
(US Funds)

	Shares	Common Stock and Paid-In Excess of Par Value	Shares of Preferred Stock	Preferred Stockand Paid-in Excess of Par Value	Subscriptions Receivable	Subscriptions Received	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2002 and
inception (November 13, 2001)	—	$—	—	$—	$—	$—	$—	$—
Shares issued for cash
Private placements	4,040,000	404,000	—	—	(111,000)	—	—	293,000
Shares issued for services	7,211,000	72,110	—	—	—	—	—	72,110

Balance, prior to acquisition	11,251,000	476,110	—	—	(111,000)	—	—	365,110
Shares of accounting subsidiary
acquired on reverse takeover	1,550,000	28,368	—	—	—	—	—	28,368
Adjustment to eliminate capital of
accounting subsidiary on reverse
takeover	—	(28,368)	—	—	—	—	—	(28,368)
Adjustment to increase capital of
accounting parent on reverse
takeover	—	365,779	—	—	—	—	—	365,779
Excess of purchase price over
net assets acquired on
recapitalization	—	—		—	—	—	(365,607)	(365,607)
Net loss for year	—	—	—	—	—	—	(830,981)	(830,981)
Balance, December 31, 2003	12,801,000	841,889	—	—	(111,000)	—	(1,196,588)	(465,699)
Shares issued for cash
Private placement	2,358,633	1,405,180	—	—	—	—	—	1,405,180
Share subscriptions received	—	—	—	—	—	120,000	—	120,000
Shares issued for services	128,500	205,320	—	—	—	—	—	205,320
Receipt of subscriptions
receivable	—	—	—	—	111,000	—	-—	111,000
Stock-based compensation	—	651,750	—	—	—	—	—	651,750
Net loss for year	—	—	—	—	—	—	(2,173,509)	(2,173,509)

Balance, December 31, 2004	15,288,133	3,104,139	—	—	—	120,000	(3,370,097)	(145,958)

See notes to consolidated financial statements.

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity
(Deficit)
(US Funds)

	Shares	Common Stock and Paid-In Excess of Par Value	Shares of Preferred Stock	Preferred Stock and Paid-in Excess of Par Value	Subscriptions Receivable	Subscriptions Received	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2004	15,288,133	$3,104,139	—	$—	$—	$120,000	$(3,370,097)	$(145,958)

Preferred stock issued for cash
Private placement	—	—	6,250,000	5,000,000	—	—	—	5,000,000
Preferred stock issued for debt	—	—	625,000	500,000	—	—	—	500,000
Shares issued for cash
Private placement	459,000	459,000	—	—	—	(120,000)	—	339,000
Shares issued for services	82,000	115,200	—	—	—	—	—	115,200
Stock-based compensation	—	688,920	—	—	—	—	—	688,920
Beneficial conversion feature	—	1,537,500	—	—	—	—	(1,537,500)	—

	—	—	—	—	—	—	—	—
Net loss for year	—	—	—	—	—	—	(2,642,954)	(2,642,954)

Balance, December 31, 2005	15,829,133	$5,904,759	6,875,000	$5,500,000	$—	$—	$(7,550,551)	$3,854,208

Shares issued for financial agreement penalty to be settled	440,000	330,000	—	—	—	—	—	330,000
( Note2)
Net loss for the period	—	—	—	—	—	—	(1,289,556)	(1,289,556)
Stock-based compensation	—	41,736	—	—	—	—	—	41,736
Balance, September 30, 2006	16,269,133	$6,276,495	6,875,000	$5,500,000	$—	$—	$(8,840,107)	$2,936,388

See notes to consolidated financial statements.

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(US Funds)

	Nine months Ended September 30		Cumulative From Inception November 13, 2001 through September 30, 2006
	2006	2005
Operating Activities
Net loss for period	$(1,289,556)	$(1,447,274)	$(6,937,000)
Items not involving cash
Amortization	738	—	16,188
Stock-based compensation	41,736	303,061	1,382,406
Common stock issued for services	—	100,500	392,630
Financing agreement penalty (Note 2)	—	—	330,000
Gain on sale of marketable securities	(69,065)	(17,572)	(19,296)
Non-cash resource property expenditures	—	—	600,000
Changes in Non-Cash Working Capital
Receivables	(6,755)	(2,609)	(18,866)
Marketable securities	75,884	37,414	19,295
Accounts payable and accrued liabilities	(25,409)	(9,983)	10,368
Prepaid expenses	(7,000)	(21,550)	(32,321)

Cash Used in Operating Activities	(1,279,427)	(1,058,013)	(4,256,596)

Investing Activity
Addition to property and equipment	(1,969)	(23,175)	(76,740)

Cash Used in Investing Activities	(1,969)	(23,175)	(76,740)

Financing Activities
Repayment of long-term debt	—	(500,000)	(600,000)
Issuance of preferred stock	—	5,500,000	5,500,000
Issuance of common stock	—	459,030	2,037,180
Stock subscriptions received	—	(120,000)	120,000
Stock subscriptions receivable	—	—	111,000
Working capital acquired on acquisition	—	—	172

Cash Provided by Financing Activities	$—	$5,339,030	$7,168,352

(Outflow) Inflow of Cash and Cash Equivalents	(1,281,396)	$4,257,842	2,835,016
Cash and Cash Equivalents,
Beginning of Year	4,116,412	$300,592	—

Cash and Cash Equivalents, End of Year	$2,835,016	$4,558,434	$2,835,016

Supplemental Cash Flow Information
Income tax paid	$—	$—	$—
Interest paid	$—	$—	$—

Shares Issued for
Settlement of debt	$—	$—	$830,000
Services	$—	$100,500	$392,630
Penalty	$330,000	$—	$330,000

See notes to consolidated financial statements.

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

White Mountain Titanium Corporation (the “Company”) currently has no ongoing operations and is considered an exploration stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7. The Company previously provided computer-networking services for Utah companies and operated under the name Utah Networking Services, Inc. ("Utah").

Effective December 1, 2003, Utah, a company organized under the laws of the state of Nevada on April 24, 1998, merged with GreatWall Minerals, Ltd. (“GreatWall”). GreatWall was a C corporation organized under the laws of the state of Idaho on November 13, 2001. The Company was the surviving entity and the name change was effected on February 19, 2004. GreatWall’s principal business was to advance exploration and development activities on the Cerro Blanco rutile (titanium dioxide) property (“Cerro Blanco”) located in Region III of northern Chile. Prior to the merger, Utah was a non-reporting, non-operating shell company.

As a result of the merger, control passed to the shareholders of what was GreatWall. The merger has been accounted for as a recapitalization.

The Company’s statement of operations includes the operating results of GreatWall for each of the periods presented and the operating results of Utah commencing from December 1, 2003.

These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. These financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's audited consolidated financial statements for December 31, 2005.

In the opinion of the Company's management, these consolidated financial statements reflect all adjustments necessary to present fairly the Company's consolidated financial position at September 30, 2006 and December 31, 2005 and the consolidated results of operations and the consolidated statements of cash flows for the nine months ended September 30, 2006 and September 30, 2005. The results of operations and cashflows for the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year. The accompanying condensed financial statements should be read in conjunction with the audited financial statements at December 31, 2005 included in the Company’s Form SB-2 Registration Statement.

2.	Financing Penalty

Pursuant to the issuance of 6,875,000 preferred shares during the Company’s year ended December 31, 2005, the Company was required to reach certain milestones. Failure to meet these milestones would cause the Company to incur penalty of 1% of the purchase price of the securities for each month the Company fails to meet the requirements. On May 5, 2006, the Company reached an agreement with the preferred shareholders to settle damages incurred related to breaching these milestones and deferred the period by when the registration must become effective to September 30, 2006. To settle this penalty, the Company agreed to issue 440,000 registered common shares at a price of $0.75 representing the fair market value at the date of settlement for a total of $330,000. These shares were issued during the second quarter. Subsequent to the period the SB-2 was declared effective by the SEC, therefore no additional penalty will be incurred in this regard (Note 6).

3.	Restatement

During the year ended December 31, 2005 the Company had recorded the $330,000 related to the value of the warrants disclosed in note 2 as Additional Paid-in Capital. This amount has been reclassified as a liability as it represents the amount the Company expected to pay as at December 31, 2005.

4.	Loss Per Share

The following data shows the amounts used in computing loss per share for three and nine months ended September 30, 2005 and 2006:

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005

Net loss for period	$(350,101)	$(954,421)	$(1,289,556)	$(1,447,274)
Preferred stock dividends	-	(1,537,500)	-	(1,537,500)

Net loss available for distribution	$(350,101)	$(2,491,921)	$(1,289,556)	$(2,984,774)
officers
Allocation of undistributed loss
Preferred shares 29.71% (2005 - 30.28%) (a)	$(104,015)	$(754,554)	$(383,127)	$(903,790)
Common shares 70.29% (2005 - 69.72%)	$(246,086)	$(1,737,367)	$(906,429)	$(2,080,984)

Basic earnings (loss) per share amounts
Distributed amounts
Preferred stock	$-	$(0.22)	$-	$(0.22)
Common stock	$-	$-	$-	$-
Undistributed amounts
Earnings (loss) per preferred share	$(0.02)	$(0.15)	$(0.06)	$(0.45)
Loss per common share	$(0.02)	$(0.11)	$(0.06)	$(0.14)

(a)	Preferred shareholders have the same rights and obligations as the common shareholders; therefore a proportionate share of loss is allocated to the issued and outstanding preferred shares.

Weighted average number of shares:

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005

Share allocation for distributed amounts
Preferred stock (common stock equivalent)	6,875,000	6,875,000	6,875,000	6,875,000
Common stock	16,269,133	15,829,133	16,269,133	15,829,133

Weighted average number of shares for undistributed amounts
Preferred stock (common stock equivalent)	6,875,000	5,258,152	6,875,000	2,010,073
Common stock	16,269,133	15,707,320	16,067,668	15,556,763

5.	Stock Options

Details of stock option activity is as follows:

	For the nine months ended September 30, 2006
		Weighted
		Average
	Number	Exercise
	of Shares	Price

Outstanding - beginning of year	1,300,000	$0.93
Granted	350,000	$1.25
Exercised	—	$0.00

Outstanding, end of period	1,650,000	$1.00

Exercisable, end of period	1,387,500	$0.95

As at September 30, 2006, the following director and consultant stock options were outstanding:

Expiry Date	Exercise Price	Nine months ended September 30, 2006

January 31, 2008	$1.00	400,000
May 31, 2009	$0.60	600,000
August 1, 2009	$2.00	100,000
August 1, 2009	$1.25	200,000
August 31, 2011	$1.25	350,000

		1,650,000

During the year ended December 31, 2005, the Company granted 350,000 stock options with a vesting period of 25% immediately and 12.5% as of the end of each three month period thereafter until fully vested. Therefore, 87,500 options are outstanding and exercisable while 262,500 options will be vested in the future. The exercise price of these options is $1.25 and the options were granted at a price in excess of the market value of the Company’s share price at the date of grant. As a result, compensation expense of $41,736 was recognized using the Black-Scholes option pricing model. The Black-Scholes model was calculated based on the following assumptions:

2006
Expected life (years)	5
Interest rate	4%
Volatility	84%
Dividend yield	0%

6.	Loss Contingency

The Company’s Securities Purchase Agreement with Rubicon and Phelps Dodge required that a registration statement for the resale of the shares underlying the preferred shares and warrants issued to them be effective by January 30, 2006 and that the Company file a prospectus in Canada. In May 2006 the Company amended the Securities Purchase Agreement and issued 400,000 shares to Rubicon and 40,000 shares to Phelps Dodge in consideration for extending the registration period to September 30, 2006 and eliminating the Canadian filing requirement (Note 2). These 440,000 shares may not have been eligible for an exemption from registration under the Securities Act of 1933. In the absence of such an exemption, these parties could bring suit against the Company to rescind the purchase of the 440,000 shares, in which event the Company could be liable for rescission payments to these persons.

Subsequent to the quarter end, Rubicon agreed not to require registration of the 400,000 shares issued to it. A similar agreement is being sought from Phelps Dodge, but has not yet been received.

If the Company were to rescind the sale of the shares to Phelps Dodge, it would be liable for liquidated damages since January 30, 2006 equal to $5,000 per month for failure to meet the registration deadlines in the Securities Purchase Agreement. Through October 31, 2006, these damages could be as much as $45,000, plus interest at the rate of 1.5% per month. The Company believes that because of the relative amount of the liquidated damages collectable by Phelps Dodge, the likelihood of exercising a right of rescission and the attendant potential aggregate liability is not probable.

As of June 30, 2006, the Company recorded the $330,000 as shares issued for settlement of this amount and believes no additional accruals are required.

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)

Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(US Funds)

Index	Page

Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Stockholders’ Equity (Deficit)	4 - 5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7 - 21

SmytheRatcliffe.com
7th Floor, Marine Building
355 Burrard Street
Vancouver, B.C. V6C 2G8
facsimile: 604.688.4675
telephone: 604.687.1231

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE DIRECTORS AND STOCKHOLDERS OF
WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)

We have audited the consolidated balance sheets of White Mountain Titanium Corporation (formerly Utah Networking Services, Inc.) (An Exploration Stage Company) as at December 31, 2005 and 2004 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2005, 2004 and 2003, and the cumulative period from inception (November 13, 2001) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years ended December 31, 2005, 2004 and 2003 and the cumulative period from inception (November 13, 2001) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going-concern. As discussed in note 2 to the consolidated financial statements, the Company has limited capital, has not yet commenced revenue-producing operations and has incurred recurring losses from operations to date, which together raise substantial doubt about its ability to continue as a going-concern. Management’s plans in regard to these matters are also described in note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 1 to the financial statements, effective December 1, 2003 Utah Networking Services, Inc. merged with GreatWall Minerals, Ltd. This merger was accounted for as a recapitalization.

/s/ SMYTHE RATCLIFFE

“Smythe Ratcliffe”(signed)
Chartered Accountants

Vancouver, Canada
February 17, 2006, except as to note 8(a)
which is as of May 5, 2006 and note 12
which is as of August 11, 2006

See notes to consolidated financial statements.

1

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Balance Sheets
(US Funds)

	December 31,
	2005	2004
	(restated note 12)
Assets

Current
Cash and cash equivalents	$4,116,412	$300,592
Marketable securities (Note 4)	6,820	37,691
Prepaid expenses	25,322	29,077
Receivables	12,111	2,191
Total Current Assets	4,160,665	369,551
Property and Equipment (Note 5)	59,321	16,512

Total Assets	$4,219,986	$386,063

Liabilities

Current
Accounts payable and accrued liabilities	$365,778	$32,021
Current portion of long-term debt (Note 7)	—	500,000

Total Current Liabilities and Total Liabilities	365,778	532,021

Stockholders’ Equity (Deficit)

Preferred Stock and Paid-in Capital in Excess
of $0.001 Par Value (Note 8)
20,000,000 Shares authorized
6,875,000 Shares issued and outstanding	5,500,000	—

Common Stock and Paid-in Capital in Excess
of $0.001 Par Value (Note 8)
100,000,000 Authorized
15,829,133 (December 31, 2004 - 15,288,133)
shares issued and outstanding	5,904,759	3,104,139
Stock Subscriptions Received (Note 8 (c))	—	120,000
Accumulated Deficit	(7,550,551)	(3,370,097)

Total Stockholders’ Equity (Deficit)	3,854,208	(145,958)

Total Liabilities and Stockholders’ Equity	$4,219,986	$386,063

See notes to consolidated financial statements.

2

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Operations
(US Funds)

	Years Ended December 31,			Cumulative From Inception November 13, 2001 through December 31,
	2005	2004	2003	2005
Expenses
Advertising and promotion	$4,522	$29,776	$—	$34,298
Amortization	12,866	2,584	—	15,450
Bank charges and interest	3,656	3,400	—	7,056
Consulting fees	192,774	365,386	11,910	570,070
Consulting fees - directors and officers	228,000	164,034	—	392,034
Exploration (Note 6)	475,649	452,576	706,013	1,634,238
Filing fees	4,718	12,866	—	17,584
Insurance	24,609	—	—	24,609
Investor relations	29,693	14,166	—	43,859
Licenses, taxes and filing fees	52,603	47,595	28,827	129,025
Management fees	48,280	—	—	48,280
Office	40,844	11,008	600	52,452
Professional fees	383,644	185,896	44,750	614,290
Rent	22,038	41,385	—	63,423
Stock-based compensation (Note 8 (e))	688,920	651,750	—	1,340,670
Telephone	4,778	4,462	—	9,240
Transfer agent fees	1,734	2,030	—	3,764
Travel and vehicle	177,196	133,595	27,681	338,472

Loss Before Other Items	(2,396,524)	(2,122,509)	(819,781)	(5,338,814)
Gain on Sale of Marketable Securities	18,153	—	—	18,153
Adjustment to Market for Marketable
Securities	(11,610)	(45,112)	(11,200)	(67,922)
Foreign Exchange	4,697	(5,888)	—	(1,191)
Interest Income	72,330	—	—	72,330
Financing Agreement Penalty (Note 8 (a))	(330,000)	—	—	(330,000)

Net Loss for Year	(2,642,954)	(2,173,509)	(830,981)	(5,647,444)
Preferred stock dividends (Note 8 (a))	(1,537,500)	—	—	(1,537,500)

Net Loss Available for Distribution	$(4,180,454)	$(2,173,509)	$(830,981)	$(7,184,944)

Net Loss Per Share (Note 9)	$(0.17)	$(0.15)	$(0.22)
Weighted Average Number of Shares
Outstanding	15,624,575	14,109,475	3,851,512

See notes to consolidated financial statements.

3

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
(US Funds)

	Shares	Common Stock and Paid-In Excess of Par Value	Shares of Preferred Stock	Preferred Stock and Paid-in Excess of Par Value	Subscrip-tions Receivable	Subscrip-tions Received	Accumu-lated Deficit	Total Stock-holders’ Equity (Deficit)
Balance, December 31, 2002 and
inception (November 13, 2001)	—	$—	—	$—	$—	$—	$—	$—
Shares issued for cash
Private placements	4,040,000	404,000	—	—	(111,000)	—	—	293,000
Shares issued for services	7,211,000	72,110	—	—	—	—	—	72,110

Balance, prior to acquisition	11,251,000	476,110	—	—	(111,000)	—	—	365,110
Shares of accounting subsidiary
acquired on reverse takeover	1,550,000	28,368	—	—	—	—	—	28,368
Adjustment to eliminate capital of
accounting subsidiary on reverse
takeover	—	(28,368)	—	—	—	—	—	(28,368)
Adjustment to increase capital of
accounting parent on reverse
takeover	—	365,779	—	—	—	—	—	365,779
Excess of purchase price over
net assets acquired on
recapitalization	—	—		—	—	—	(365,607)	(365,607)
Net loss for year	—	—	—	—	—	—	(830,981)	(830,981)
Balance, December 31, 2003	12,801,000	841,889	—	—	(111,000)	—	(1,196,588)	(465,699)
Shares issued for cash
Private placement	2,358,633	1,405,180	—	—	-—	—	—	1,405,180
Share subscriptions received	—	—	—	—	—	120,000	—	120,000
Shares issued for services	128,500	205,320	—	—	—	—	—	205,320
Receipt of subscriptions
receivable	—	—	—	—	111,000	—	—	111,000
Stock-based compensation	—	651,750	—	—	—	—	—	651,750
Net loss for year	—	—	—	—	—	—	(2,173,509)	(2,173,509)

Balance, December 31, 2004	15,288,133	3,104,139	—	—	—	120,000	(3,370,097)	(145,958)

See notes to consolidated financial statements.

4

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
(US Funds)

	Shares	Common Stock and Paid-In Excess of Par Value	Shares of Preferred Stock	Preferred Stock and Paid-in Excess of Par Value	Subscrip-tions Receivable	Subscrip-tions Received	Accumu-lated Deficit	Total Stock-holders’ Equity (Deficit)
Balance, December 31, 2004	15,288,133	$3,104,139	—	$—	$—	$120,000	$(3,370,097)	$(145,958)

Preferred stock issued for cash
Private placement	—	—	6,250,000	5,000,000	—	—	—	5,000,000
Preferred stock issued for debt	—	—	625,000	500,000	—	—	—	500,000
Shares issued for cash
Private placement	459,000	459,000	—	—	—	(120,000)	—	339,000
Shares issued for services	82,000	115,200	—	—	—	—	—	115,200
Stock-based compensation	—	688,920	—	—	—	—	—	688,920
Beneficial conversion feature	—	1,537,500	—	—	—	—	(1,537,500)	—
Net loss for year	—	—	—	—	—	—	(2,642,954)	(2,642,954)

Balance, December 31, 2005 (restated note 12)	15,829,133	$5,904,759	6,875,000	$5,500,000	$—	$—	$(7,550,551)	$3,854,208

See notes to consolidated financial statements.

5

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(US Funds)

				Cumulative
				From Inception
				November 13,
				2001 through
	Years Ended December 31,			December 31,
	2005	2004	2003	2005
Operating Activities
Net loss for year	$(2,642,954)	$(2,173,509)	$(830,981)	$(5,647,444)
Items not involving cash
Amortization	12,866	2,584	—	15,450
Stock-based compensation	688,920	651,750	—	1,340,670
Common stock issued for services	115,200	205,320	72,110	392,630
Financing agreement penalty (Note 8 (a))	330,000	—	—	330,000
Adjustment to market on marketable
securities	11,610	45,112	11,200	67,922
Gain on sale of marketable securities	(18,153)	—	—	(18,153)
Non-cash resource property expenditures	—	—	600,000	600,000
Changes in Non-Cash Working Capital
Receivables	(9,920)	(2,191)	—	(12,111)
Marketable securities	37,414	(33,803)	(60,200)	(56,589)
Accounts payable and accrued liabilities	3,757	32,021	—	35,778
Loan payable	—	(20,000)	20,000	—
Prepaid expenses	3,755	(4,077)	(25,000)	(25,322)

Cash Used in Operating Activities	(1,467,505)	(1,296,793)	(212,871)	(2,977,169)

Investing Activity
Addition to property and equipment	(55,675)	(19,096)	—	(74,771)

Financing Activities
Repayment of long-term debt	—	(100,000)	—	(100,000)
Issuance of preferred stock	5,000,000	—	—	5,000,000
Issuance of common stock	339,000	1,405,180	293,000	2,037,180
Stock subscriptions received	—	120,000	—	120,000
Stock subscriptions receivable	—	111,000	—	111,000
Working capital acquired on acquisition	—	—	172	172

Cash Provided by Financing Activities	5,339,000	1,536,180	293,172	7,168,352

Inflow of Cash and Cash Equivalents	3,815,820	220,291	80,301	4,116,412
Cash and Cash Equivalents,
Beginning of Year	300,592	80,301	—	—

Cash and Cash Equivalents, End of Year	$4,116,412	$300,592	$80,301	$4,116,412

Supplemental Cash Flow Information
Income tax paid	$—	$—	$—	$—
Interest paid	$—	$—	$—	$—

Shares Issued for
Settlement of debt	$500,000	$—	$—	$500,000
Services	$115,200	$205,320	$72,110	$392,630

See notes to consolidated financial statements.

6

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

White Mountain Titanium Corporation (the “Company”) currently has no ongoing operations and is considered an exploration stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7. The Company previously provided computer-networking services for Utah companies and operated under the name Utah Networking Services, Inc. ("Utah").

Effective December 1, 2003, Utah, a company organized under the laws of the state of Nevada on April 24, 1998, merged with GreatWall Minerals, Ltd. (“GreatWall”). GreatWall was a C corporation organized under the laws of the state of Idaho on November 13, 2001. The Company was the surviving entity and the name change was effected on February 19, 2004. GreatWall’s principal business is to advance exploration and development activities on the Cerro Blanco rutile (titanium dioxide) property (“Cerro Blanco”) located in Region III of northern Chile. Prior to the merger, Utah was a non-reporting, non-operating shell company.

As a result of the merger, control passed to the shareholders of what was GreatWall. The merger has been accounted for as a recapitalization.

The Company’s statement of operations includes the operating results of GreatWall for each of the periods presented and the operating results of Utah commencing from December 1, 2003.

2.	GOING-CONCERN

These consolidated financial statements have been prepared by management on the basis of generally accepted accounting principles applicable to a “going-concern”, which assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company has an accumulated deficit of $7,550,551, has not yet commenced revenue-producing operations, and has significant expenditure requirements to continue to advance its exploration and development activities on the Cerro Blanco property.

These consolidated financial statements do not reflect adjustments that would be necessary if the going-concern assumption were not appropriate because management believes that the actions already taken or planned will mitigate the adverse conditions and events, which raise doubts about the validity of the going-concern assumption used in preparing these consolidated financial statements. Management intends to raise additional capital through share issuances to finance operations and invest in other business opportunities (Note 8 (a)).

If the going-concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary to the carrying values of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

3.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation

These financial statements include the accounts of GreatWall and those of the Company and its wholly-owned subsidiary, Compania Minera Rutile Resources Limitada (“Rutile”) (formerly Compania Minera Royal Silver Limitada), a Chilean corporation. All significant intercompany balances and transactions have been eliminated.

7

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)	Cash equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

(c)	Marketable securities

Trading securities are accounted for according to the cost adjusted for the fair market value (mark-to-market) method, under which the carrying amount is adjusted at financial statement dates to fair market value. Gains and losses are included in income.

(d)	Amortization

Amortization is provided using a straight-line method based on the following estimated useful lives:

Vehicles	- 5 years
Office furniture	- 5 years
Office equipment	- 5 years
Computer equipment	- 5 years
Field equipment	- 5 years

(e)	Exploration expenditures

The Company is in the exploration stage of developing its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable.

Exploration expenses incurred prior to determination of the feasibility of a mining operation and administrative expenses are expensed as incurred. Mineral property acquisition costs and exploration and development expenditures incurred subsequent to the determination of the feasibility of a mining operation are deferred until the property is placed into production, sold, allowed to lapse or abandoned. Acquisition costs include cash and the fair market value of common shares. These capitalized costs will be amortized over the estimated life of the property following commencement of commercial production or written off if the property is sold, allowed to lapse or abandoned, or when an impairment of value has occurred.

Ownership in mineral interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequent, ambiguous conveyance history characteristic of mineral interests. The Company has investigated ownership of its mineral interests, and to the best of its knowledge, ownership of its interests is in good standing.

8

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)	Asset retirement obligations

During 2004, the Company adopted the recommendation regarding asset retirement obligations. The basis of this policy is the recognition of a legal liability for obligations related to the retirement of property, plant and equipment and obligations arising from the acquisition, construction, development, or normal operations of those assets. Such asset retirement costs must be recognized at fair value when a reasonable estimate of fair value can be estimated in the period in which the liability is incurred. A corresponding increase to the carrying amount of the related asset, where one is identifiable, is recorded and amortized over the life of the asset. Where a related future value is not easily identifiable with a liability, the change in fair value over the course of the year is expensed. The amount of the liability is subject to re-measurement at each reporting period. The estimates are based principally on legal and regulatory requirements.

It is possible that the Company’s estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, changes in the extent of environmental remediation required, changes in the means of reclamation, or changes in cost estimates. Changes in estimates are accounted for prospectively commencing in the period the estimate is revised.

Although the Company has begun drilling, a reasonable estimate cannot be made at this time, therefore, no liability has been recorded. There is no effect on prior years as a result of adopting this new recommendation.

(g)	Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes”. This statement requires an asset and liability approach for accounting for income taxes. There is no federal income tax due as of December 31, 2005.

(h)	Stock-based compensation

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The Company has elected to adopt SFAS No. 123R as at January 1, 2005. The shares issued for services during the year ended December 31, 2005 were issued with a strike price equal to the fair market value on the date of issuance.

9

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(h)	Stock-based compensation (Continued)

The Company applied APB Opinion No. 25 and related interpretations in accounting for its stock options granted to employees through December 31, 2004. During the 2004 fiscal year, the Company granted 100,000 stock options to a consultant resulting in $141,750 of stock-based compensation using the fair value method. A further 600,000 stock options were granted to a director resulting in $510,000 (2003 - $Nil) of stock-based compensation using the intrinsic value method for a total compensation expense for the year ended December 31, 2004 of $651,750 Had compensation expense been determined as provided in SFAS 123 for the director using the fair value method, the pro-forma effect on the Company's net loss and per share amounts would have been as follows:

	December 31,
	2005	2004	2003
Net loss, as reported	$—	$(2,173,509)	$(830,981)
Stock-based employee compensation expense under intrinsic value method included in reported net loss, net of related tax effects	—	510,000	—
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	—	(838,080)	—
Net loss, pro-forma	$—	$(2,501,589)	$(830,981)

Net loss per share, as reported	$—	$(0.15)	$(0.22)
Stock-based employee compensation expense under intrinsic value method included in reported net loss, net of related tax effects	—	0.04	—
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	—	(0.06)	—
Net loss per share, pro-forma	$—	$(0.17)	$(0.22)

10

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(h)	Stock-based compensation (Continued)

The fair value of each option grant is calculated using the following weighted average assumptions:

	December 31,
	2005	2004	2003
Expected life (years)	N/A	5	N/A
Interest rate	N/A	4.00%	N/A
Volatility	N/A	165.00%	N/A
Dividend yield	N/A	0.00%	N/A

(i)	Loss per share

The Company accounts for loss per share in accordance with SFAS No. 128 “Earnings Per Share”, which requires the Company to present basic and diluted earnings per share. The computation of loss per share is based on the weighted average number of shares outstanding during the year presented (see Note 9).

The Company uses the two-class method to calculate earnings per share where loss per share is calculated for common shares as well as preferred shares at its conversion equivalent to common shares.

Dilutive loss per share has not been presented because the effects of all common equivalent shares were anti-dilutive.

(j)	Financial instruments

(i)	Fair value

The carrying values of cash, marketable securities, receivables, accounts payable and accrued liabilities, and loan payable approximate their fair values because of the short maturity of these financial instruments.

(ii)	Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary assets and liabilities.

(iii)	Credit risk

The Company's financial asset that is exposed to credit risk consists primarily of cash. To manage the risk, cash is placed with major financial institutions.

11

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(j)	Financial instruments (Continued)

(iv)	Currency risk

The Company translates the results of non-US operations into US currency using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time. As at December 31, 2005, the Company spent over $267,226,107 Chilean pesos (US $475,649) on their property. Required expenditures to continue the exploration process will be affected by changes in foreign currency.

(k)	Conversion of foreign currency

The functional and reporting currency of the Company and its subsidiary is the US dollar. The Company’s Chilean operations are translated into US dollars as follows:

•	Monetary assets and liabilities, at period-end rates;

•	All other assets and liabilities, at historical rates; and

•	Revenue and expense items, at the average rate of exchange prevailing during the year.

Exchange gains and losses arising from these transactions are reflected in income or expense in the year.

(l)	Variable interest entities

On May 15, 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. Statement 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Statement 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. The Company adopted Statement 150 on January 1, 2004. The application of this guideline had no impact on its consolidated financial statements.

(m)	Recently enacted accounting standards

(i)
In December 2004, FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Non-Monetary Transactions”, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The provisions of SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

12

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)	Recently enacted accounting standards (Continued)

(ii)
In May 2005, FASB issued SFAS No. 154 “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principles. This statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

(iii)
In March 2005, FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligation”, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management does not believe the adoption of FIN 47 will have a material effect on the Company’s financial position, results of operations or cash flows.

(n)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Accordingly, actual results could differ from those estimates.

4.	MARKETABLE SECURITIES

As at December 31, 2005 and 2004, the fair market value and activity for the marketable securities were as follows:

	Years Ended December 31,
	2005	2004
Investments - Carrying value	$37,691	$49,000
Acquisition (sale) of investment	(19,261)	33,803
Adjustment to market	(11,610)	(45,112)

Investments - Fair market value	$6,820	$37,691

13

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

5.	PROPERTY AND EQUIPMENT

	December 31, 2005
	Cost	Accumulated Amortization	Net
Vehicles	$38,738	$8,028	$30,710
Office furniture	5,482	777	4,704
Office equipment	1,532	499	1,034
Computer equipment	3,884	—	3,884
Field equipment	19,036	47	18,989
	$68,672	$9,351	$59,321

	December 31, 2004
	Cost	Accumulated Amortization	Net
Vehicles	$15,152	$2,314	$12,838
Office furniture	2,429	134	2,295
Office equipment	1,515	136	1,379
	$19,096	$2,584	$16,512

14

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

6.	RESOURCE PROPERTY AGREEMENTS

	Years Ended December 31,
	2005	2004
Assaying	$89,222	$74,881
Concession fees	2,060	47,820
Drilling	—	175,582
Environmental	47,098	80,352
Equipment rental	31,200	8,603
Geological consulting fees	265,286	43,003
Maps and miscellaneous	1,056	2,177
Site costs	36,655	14,268
Transport	3,072	5,890
	$475,649	$452,576

On September 5, 2003, the Company, through its wholly-owned Chilean subsidiary, Rutile, entered into a purchase agreement with Compania Contractual Mineral Ojos del Salado (“Ojos del Salado”), a wholly-owned Chilean subsidiary of Phelps Dodge Corporation, to acquire a 100% interest in nine exploitation mining concessions totalling 1,183 hectares, collectively known as Cerro Blanco. Cerro Blanco is located in Region III of northern Chile, approximately 39 kilometres, or 24 miles, west of the city of Vallenar. Consideration for the purchase is $650,000 comprised of staged payments as set out below:

(i)    $50,000 within 30 days from execution of the agreement (paid);
(ii)   $50,000 on March 4, 2004 (paid);
(iii)          $50,000 on September 5, 2004 (paid); and
(iv)          $500,000 on September 4, 2005 (paid).

Upon making the initial payment, the Company, through Rutile, signed a note payable to Ojos del Salado for the balance of payments (see Note 7).

The purchase agreement covering Cerro Blanco was originally entered into between Ojos del Salado and Dorado Mineral Resources NL (“Dorado”) on March 17, 2000. Under that agreement, Dorado purchased the mining exploitation concessions from Ojos del Salado for US $1,000,000, of which US $350,000 was paid. A first mortgage and prohibitions against entering into other contracts regarding mining concessions without the prior written consent of Ojos del Salado had also been established in favour of Ojos del Salado. On September 5, 2003, Rutile assumed Dorado’s obligations under the purchase agreement, including the mortgage and prohibitions, with payment terms as described above.

15

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

7.	LONG-TERM DEBT

Pursuant to the purchase of Cerro Blanco in September 2003, the Company’s wholly-owned subsidiary, Rutile, signed a note payable to Ojos del Salado in the amount of $600,000. The note was non-interest bearing and was collaterized by the Cerro Blanco mining exploitation concessions. The note was paid in full on September 4, 2005.

	Years Ended December 31,
	2005	2004
Note payable	$—	$500,000
Less: Current portion	—	(500,000)

Long-term debt	$—	$—

8.	CAPITAL STOCK

(a)	Preferred stock

The Company’s authorized preferred stock with a par value of $0.001 was increased from 1,000,000 to 20,000,000 on January 11, 2004. Each share of preferred stock has such rights, preferences and designations and will be issued in such series as determined by the Board of Directors.

During the year ended December 31, 2005, the Company designated and issued Series A Convertible Stock with a par value of US $0.001 per share. Each share of preferred stock is convertible into one common shares of common stock at any time at the holder’s option. The preferred stock is unlisted, non-retractable and non-redeemable. The preferred stockholders are entitled to the number of votes equal to the number of whole shares of common stock into which they are convertible. The preferred stockholders are further entitled to the same dividends and distributions as the common stockholders. The preferred stock issued during the year were as follows:

(i)
issued 625,000 units, each unit consisting of one preferred share and one common share purchase warrant at a price of $0.80 per unit as repayment for the $500,000 outstanding balance on the note payable to Ojos del Salado (Notes 6 and 7). Each warrant may be converted to one share of common stock at a price of $1.25 per share, expiring September 7, 2009; and

(ii)
completed a unit offering for 6,250,000 units at a price of $0.80 for gross proceeds of $5,000,000. Each unit consists of one share of preferred stock and one common stock purchase warrant. Each warrant is exercisable for one share of common stock at a price of $1.25 for a period of four years.

A beneficial conversion feature has been included representing the premium of the trading price of the Company’s common stock over the exercise price, or approximately $0.22 per share. The beneficial conversion feature in the amount of $1,537,500 has been charged to paid-in capital and considered as a dividend to preferred shareholders. In addition, no value has been assigned to the warrants.

16

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

8.	CAPITAL STOCK (Continued)

(a)	Preferred stock (Continued)

Pursuant to the issuance of 6,875,000 preferred shares, the Company is required to reach certain milestones. Failure to meet these milestones will cause the Company to incur a penalty of 1% of the purchase price of the securities for each month the Company fails to meet the requirements. On May 5, 2006, the Company reached an agreement with the preferred shareholders to settle damages incurred related to breaching these milestones and deferred the period by when the registration must become effective to September 30, 2006. To settle this penalty, the Company agreed to issue 440,000 registered common shares at a price of $0.75 representing the fair market value at the date of settlement for a total of $330,000. As at December 31, 2005 the maximum amount of damages that would be paid is undeterminable as the penalties do not have a termination date.

The Company has treated the liquidating damages of the above transaction as a separate instrument and estimated its value at December 31, 2005 to be $330,000 being the Company’s estimate of the total penalty it will pay. This amount is accrued as a liability in the financial statements and is included in accounts payable and accrued liabilities.

(b)	Common stock

The Company’s authorized common stock with a par value of $0.001 was increased from 24,000,000 to 100,000,000 on January 11, 2004.

During the year ended December 31, 2005, the Company:

(i)	completed an offering for 459,000 shares of common stock at a price of $1 per share; and

(ii)
issued 82,000 shares of common stock for services to consultants at a deemed price of $1.50 per share, which is equal to the fair market value trading price of the Company’s shares on the date of issuance. These costs were expensed under consulting fees.

During the year ended December 31, 2004, the Company:

(iii)
completed an offering of 2,358,633 units at a price of $0.60 per unit. Each unit consisted of one share of common stock and one common stock purchase warrant exercisable at $1.50 for 24 months. Of these, 16,667 shares of common stock were issued for services; and

(iv)	issued 128,500 shares of common stock to consultants for services at a deemed price of $1.52 per share of common stock. These costs have been expensed as consulting fees.

(c)	Subscriptions received

As at December 31, 2004, the Company had received proceeds of $120,000 for the subscription of 120,000 common shares at $1 per share, which formed part of an offering that was completed during 2005.

17

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

8.	CAPITAL STOCK (Continued)

(d)	Stock options

During the year ended December 31, 2005, the Company adopted a formal stock option plan that covers its employees, directors, officers and consultants. Options granted under this plan are for five years and are subject to a vesting schedule of 25% on grant, and 12.5% each quarter thereafter. During the year ended December 31, 2005, 600,000 stock options were granted (2004 - 700,000; 2003 - Nil). These options were not subject to the formal stock option plan and were vested immediately.

The Company granted 600,000 options with exercise prices ranging from $1 to $1.25. These options were fully vested as at December 31, 2005. The total stock-based compensation recognized under the fair value method for these options was $688,920 using the Black-Scholes option pricing model.

Details of stock option activity is as follows:

	Years Ended December 31,
	2005		2004
		Weighted		Weighted
		Average		Average
	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price
Outstanding - beginning of year	700,000	$0.80	—	$0.00
Granted	600,000	$1.08	700,000	$0.80
Exercised	—	$0.00	—	$0.00
Outstanding and exercisable
- end of year	1,300,000	$0.93	700,000	$0.80

As at December 31, 2005 and 2004, the following director and consultant stock options were outstanding:

	Exercise	Years Ended December 31,
Expiry Date	Price	2005	2004
January 31, 2008	$1.00	400,000	—
May 31, 2009	$0.60	600,000	600,000
August 1, 2009	$2.00	100,000	100,000
August 1, 2009	$1.25	200,000	—
		1,300,000	700,000

18

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

8.	CAPITAL STOCK (Continued)

(e)	Stock-based compensation

During the year ended December 31, 2005, the total stock-based compensation recognized under the fair value method for consultants was $688,920 (December 31, 2004 - $141,750 using the Black-Scholes option pricing model (Note 3 (h)).

The following assumptions were used for the Black-Scholes option pricing model valuation of stock options granted:

	Years Ended December 31,
	2005	2004
Expected life (years)	3 - 4	5
Interest rate	3.45%	4.00%
Volatility	165.00%	165.00%
Dividend yield	0.00%	0.00%

(f)	Share purchase warrants

Details of stock purchase warrant activity is as follows:

	Years Ended December 31,
	2005		2004
		Weighted		Weighted
		Average		Average
	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price
Outstanding - beginning of year	2,358,633	$1.50	—	$0.00
Issued	7,175,000	$1.25	2,358,633	$1.50
Exercised	—	$0.00	—	$0.00
Outstanding and exercisable
- end of year	9,533,633	$1.32	2,358,633	$1.50

19

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

8.	CAPITAL STOCK (Continued)

(f)	Share purchase warrants (Continued)

As at December 31, 2005, the following share purchase warrants were outstanding:

	Per Common		Per Common
	Share	Warrants	Share
Expiry Date	Exercise Price	Outstanding	Entitlement
July 30, 2006	$1.50	2,358,633	2,358,633
July 11, 2009	$1.25	6,550,000	6,550,000
September 7, 2009	$1.25	625,000	625,000

9.	LOSS PER SHARE

The following data shows the amounts used in computing loss per share for the year presented:

	Years Ended December 31,
	2005	2004	2003
Net loss for year	$(2,642,954)	$(2,173,509)	$(830,981)
Preferred stock dividends (Note 8 (a))	(1,537,500)	—	—

Net loss available for distribution	$(4,180,454)	$(2,173,509)	$(830,981)

Allocation of undistributed loss
Preferred shares (35.21%)	$(1,471,937)	$—	$—
Common shares (64.79%)	(2,708,517)	(2,173,509)	(830,981)

	$(4,180,454)	$(2,173,509)	$(830,981)

Basic earnings (loss) per share amounts
Distributed amounts
Preferred stock	$0.18	$—	$—
Common stock	$—	$—	$—
Undistributed amounts
Earnings (loss) per preferred share	$(0.36)	$—	$—
Loss per common share	$(0.17)	$(0.15)	$(0.22)

20

WHITE MOUNTAIN TITANIUM CORPORATION
(Formerly Utah Networking Services, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(US Funds)

9.	LOSS PER SHARE (Continued)

Weighted average number of shares:

	Years Ended December 31,
	2005	2004	2003
Share allocation for distributed amounts
Preferred stock (common stock equivalent)	8,593,750	—	—
Common stock	15,829,133	15,288,133	12,801,000

Weighted average number of shares for undistributed
amounts
Preferred stock (common stock equivalent)	4,034,675	—	—
Common stock	15,624,675	14,109,475	3,851,512

10.	INCOME TAXES

Deferred income taxes reflect the tax effect of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The components of the net deferred income tax assets are approximately as follows:

	Years Ended December 31,
	2005	2004	2003
Deferred income tax assets
Net operating losses and credit
carry-forwards	$1,248,475	$831,600	$317,600
Deferred tax assets	1,248,475	831,600	317,600
Valuation allowance	(1,248,475)	(831,600)	(317,600)
	$—	$—	$—

11.	RELATED PARTY TRANSACTIONS

During 2005, a director of the Company performed professional consulting services in the amount of $1,879. A consulting firm owned by a director performed management services in the amount of $50,989 and provided rental space for a fee of $10,038. Consulting fees were paid to directors of the Company in the amount of $228,000. Advances to a Company director amounted to $19,984 during the year. Related party transactions are recorded at the amount of exchange.

12.	RESTATEMENT

The Company previously recorded the $330,000 related to the value of the warrants disclosed in note 8(a) as Additional Paid-in-Capital. This amount has been reclassified as a liability as it represents the amount the Company expected to pay as at December 31, 2005.

21

[OUTSIDE BACK COVER]

WHITE MOUNTAIN TITANIUM CORPORATION
[A Nevada Corporation]

13,750,000 Shares

Common Stock

PROSPECTUS

WHITE MOUNTAIN TITANIUM CORPORATION

Suite 2150—1188 West Georgia Street
Vancouver, B.C.
Canada V6E 4A2

Telephone (604) 408-2333

December 7, 2006